UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.        )

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

April 25, 2012

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 7, 2012, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 26, 2012, we expect to mail to our stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011 and vote online. The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey

Chairman and Chief Executive Officer

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

NOTICE OF

2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 7, 2012, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

At the Annual Meeting we will:

1.  vote to elect the 10 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2013 Annual Meeting of Stockholders;

2.  vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3.  hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement;

4.  vote to approve the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (as amended and restated effective April 28, 2006) (which, if approved, will be renamed the MarketAxess Holdings Inc. 2012 Incentive Plan) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m);

5.  vote to approve the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan and the performance criteria used in setting performance goals thereunder; and

6.  transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 10, 2012. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 10, 2012. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood

General Counsel and Corporate Secretary

New York, New York

April 25, 2012

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

TABLE OF CONTENTS

GENERAL INFORMATION	1
SOLICITATION OF PROXIES	2
VOTING	2
AVAILABILITY OF CERTAIN DOCUMENTS	4
PROPOSAL 1 — ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE AND BOARD MATTERS	10
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	17
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	19
PROPOSAL 4 — APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE MARKETAXESS HOLDINGS INC. 2004 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE APRIL 28, 2006) (WHICH, IF APPROVED, WILL BE RENAMED THE MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN) AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS FOR AWARDS INTENDED TO BE PERFORMANCE-BASED UNDER CODE SECTION 162(M)	20
PROPOSAL 5 — APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE MARKETAXESS HOLDINGS INC. 2009 CODE SECTION 162(M) EXECUTIVE PERFORMANCE INCENTIVE PLAN AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS THEREUNDER	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
EXECUTIVE OFFICERS	34
COMPENSATION DISCUSSION AND ANALYSIS	35
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	65
COMPENSATION RISK ASSESSMENT	66
EXECUTIVE COMPENSATION	67
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	77
OTHER MATTERS	78
APPENDIX A — MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN	A-1
APPENDIX B — MARKETAXESS HOLDINGS INC. 2009 CODE SECTION 162(M) EXECUTIVE PERFORMANCE INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE JUNE 7, 2012)	B-1

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

PROXY STATEMENT for the

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 7, 2012, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 26, 2012. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 7, 2012 meeting.

Holders of record of our Common Stock, par value $0.003 per share (“Common Stock”), at the close of business on April 10, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 36,139,293 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than Proposals 1, 2, 3, 4 or 5 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, FOR approval of the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (as amended and restated effective April 28, 2006) (which, if approved, will be renamed the MarketAxess Holdings Inc. 2012 Incentive Plan) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m), FOR approval of the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan and the performance criteria used in setting performance goals thereunder, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 26, 2012, we expect to mail beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 7, 2012

Our Proxy Statement and 2011 Annual Report to Stockholders are available at

https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 36,139,293 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 6, 2012 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, you may submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder:    You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 10, 2012, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank:    You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 10, 2012. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently sending another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors.    The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors (Proposal 1). This means that the 10 individuals who receive the highest number of votes will be elected as directors. For the election of directors, which requires a plurality of the votes cast, broker non-votes and votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome.

Other Items.    For the ratification of our independent registered public accounting firm (Proposal 2), the adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s named executive officers (Proposal 3), the approval of the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (as amended and restated effective April 28, 2006) (which, if approved, will be renamed the MarketAxess Holdings Inc. 2012 Incentive Plan) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m) (Proposal 4) and the approval of the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan and the performance criteria used in setting performance goals thereunder (Proposal 5), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We have not received notice of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2013 Annual Meeting of Stockholders, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2013 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2011, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 11 directors, 10 of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 9, 2011, except for James J. Sullivan, whose appointment to the Board took effect on March 13, 2012, and Steven L. Begleiter, whose appointment to the Board took effect on April 18, 2012. The directors will be elected for a term that begins at the Annual Meeting and ends at the 2013 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Nicolas S. Rohatyn, who has been a director since April 2000, has chosen not to stand for reelection. Mr. Rohatyn’s resignation from the Board shall be effective as of the date of the Annual Meeting and, as a result, the Board has determined to reduce the number of directors constituting the full Board from 11 to 10, effective as of such date. Pursuant to the Company’s Corporate Governance Guidelines, Ronald M. Hersch, as the Chairman of the Nominating and Corporate Governance Commitee, shall serve as the Lead Independent Director upon Mr. Rohatyn’s resignation from the Board pending the Board’s appointment of a new Lead Independent Director.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring in 2013, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Richard M. McVey

Steven L. Begleiter

Dr. Sharon Brown-Hruska

Roger Burkhardt

Stephen P. Casper

David G. Gomach

Carlos M. Hernandez

Ronald M. Hersch

John Steinhardt

James J. Sullivan

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he or she is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company; or

•	significant accomplishment in another field of endeavor related to the strategic running of our business; and

•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2013 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (52) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. He currently serves on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over a decade give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at JPMorgan, has provided comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Steven L. Begleiter Director since April 2012	Steven L. Begleiter (50) has been a Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc. Mr. Begleiter received a B.A. in Economics from Haverford College.

Mr. Begleiter brings many years of leadership experience in the financial services industry and private equity. Mr. Begleiter also has extensive industry knowledge and perspectives on mergers and acquisitions and capital formation.

Dr. Sharon Brown-Hruska Director since April 2010	Dr. Sharon Brown-Hruska (52) is a Vice President in the Securities and Finance Practice of National Economic Research Associates (NERA). She is a leading expert in securities, derivatives and risk management. Prior to joining NERA, she served as Commissioner (2002-2006) and Acting Chairman (2004-2005) of the U.S. Commodity Futures Trading Commission and as a member of the President’s Working Group on Financial Markets. Dr. Brown-Hruska has advised exchanges, businesses and governments on regulation and compliance issues and has addressed numerous governmental and financial organizations, including U.S. House and Senate committees, the International Monetary Fund and the International Organization of Securities Commissioners. She has spoken extensively on the regulation of derivatives and the financial entities that use them to the Managed Funds Association, the Futures Industry Association, the International Swaps and Derivatives Association and other financial industry associations. She is also widely published, with articles appearing in Capital Markets Law Journal, Barron’s, Journal of Futures Markets, Regulation, Review of Futures Markets and other publications. Before her public service, Dr. Brown-Hruska was an Assistant Professor of Finance at George Mason University and at Tulane University. She holds Ph.D. and M.A. degrees in economics and a B.A. in economics and international studies from Virginia Polytechnic Institute and State University.

Dr. Brown-Hruska’s experience as a regulator and her academic focus on securities, derivatives and risk management give her extensive knowledge of the development and implementation of the regulatory structure of the financial services and securities industries, as well as the effects of regulatory matters on companies operating in those industries. Dr. Brown-Hruska provides the Board with valuable insight into the regulatory process and an understanding of how financial entities may best manage risk.

Roger Burkhardt Director since July 2007	Roger Burkhardt (51) has been the President and Chief Executive Officer of Eagle Eye Analytics, Inc., a privately-held company that provides predictive analytics solutions to the insurance industry, since December 2011. From December 2010 until December 2011, Mr. Burkhardt was a consultant and adviser to various private equity and venture capital firms and their financial technology and analytics portfolio companies. From July 2007 until December 2010, Mr. Burkhardt was the President and Chief Executive Officer of Ingres Corporation, a provider of business open source software and solutions. Mr. Burkhardt joined Ingres Corporation as President and Chief Operating Officer in July 2006. From 2000 until 2006, Mr. Burkhardt was Chief Technology Officer and Executive Vice President of NYSE Group, Inc. Prior to his tenure with the NYSE, Mr. Burkhardt held various capital markets-related technology positions, including serving as President of listed equities at Optimark Technologies, Inc., and director of capital markets at IBM. Mr. Burkhardt holds bachelors and masters degrees in physics from Oxford University and an M.B.A. in finance from New York University.

Mr. Burkhardt brings to the Board significant technology leadership experience and knowledge gained from a variety of perspectives in the financial services industry.

Stephen P. Casper Director since April 2004	Stephen P. Casper (62) is the President of TRG Management L.P., a position he has held since April 2010. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

David G. Gomach Director since February 2005	David G. Gomach (53) is retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President — Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (“CME”) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University. Since April 2011, Mr. Gomach has served as a director and member of the audit committee for Eladian Partners, a privately held multi-asset class trading company.

Mr. Gomach brings to the Board leadership experience from his prior roles and deep knowledge of public accounting, financial reporting and risk management matters facing public companies in the financial services industry, including internal controls and Sarbanes-Oxley compliance.

Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (50) has been the Head of Global Equities for JPMorgan since September 2006. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed-income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.

Mr. Hernandez has a broad range of leadership experience and a deep understanding of the global financial markets and financial services and securities industries, including the particular needs of an international corporation. Mr. Hernandez also has a unique understanding of and experience with our broker-dealer clients and their needs, particularly in the context of recent regulatory reform.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (64) was a Senior Managing Director at Bear Stearns and Co. Inc. from June 1992 until his retirement in April 2007. Mr. Hersch was responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed-Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association. He has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.

Mr. Hersch’s experience with regulatory and policy issues gives him valuable insight into strategies for negotiating the regulatory matters affecting the financial services industry generally and the Company in particular. Mr. Hersch also brings significant leadership experience to the Board and a deep understanding of the fixed-income and derivatives markets.

John Steinhardt Director since April 2000	John Steinhardt (58) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A. from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

James J. Sullivan Director since March 2012	James J. Sullivan (52) is senior managing director and head of Prudential Fixed Income, a position he has held since 1999. Prudential Fixed Income is the primary organization within Prudential Financial responsible for managing public fixed income assets. Mr. Sullivan is responsible for all aspects of Prudential Fixed Income’s business, from both the investment and business management standpoints. Under his purview are the portfolio management and trading, credit research, and quantitative research and risk management organizations, as well as finance, marketing, and global business development. He joined Prudential Financial in 1981 and has extensive experience in trading and portfolio management across many fixed income market sectors. He is a member of Prudential Investment Management’s Investment Committee, chairman of the Prudential Investment Management Ethics Committee, and chairman of Prudential Trust Company. Mr. Sullivan holds a B.A. with a concentration in finance and an M.B.A. with honors from Iona College.

Mr. Sullivan brings extensive buy-side experience in the financial services industry, specifically in the fixed-income markets that we serve, and a deep knowledge and understanding of the issues faced by the institutional investors who operate in those markets.

Director Not Standing for Re-Election

Mr. Rohatyn will remain a director of the Company until the Annual Meeting, but will not stand for reelection.

Nicolas S. Rohatyn Director since April 2000	Nicolas S. Rohatyn (51) has been the Chief Executive Officer and Chief Investment Officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., since March 2003. From 1982 until 2001, Mr. Rohatyn held a series of positions at JPMorgan, most recently as Executive Director of JPMorgan and Co-Head of LabMorgan from March 2000 until September 2001 and as Managing

Director and co-Head of Global Fixed Income from January 1999 until March 2000. Mr. Rohatyn was also a member of the executive management team at JPMorgan from January 1995 until December 2000. Mr. Rohatyn founded the Emerging Markets Traders Association in 1990 and he served as its Chairman from then until 1994. He currently serves on the board of trustees of The Alvin Ailey American Dance Theatre. Mr. Rohatyn received a B.A. in Economics from Brown University.

As the founder and chief executive officer of an investment firm and through other executive management roles, Mr. Rohatyn brings to the Board substantial leadership and risk management experience and skills. Mr. Rohatyn also possesses fixed-income and global financial services industry experience.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that nine of our nominees for director, Dr. Brown-Hruska and Messrs. Begleiter, Burkhardt, Casper, Gomach, Hernandez, Hersch, Steinhardt and Sullivan, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these nominees for director has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of these nominees for director is “independent” as defined within the meaning of the NASDAQ listing standards. In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors. In addition to our current Board of Directors, Robert W. Trudeau, Jerome S. Markowitz and Nicolas S. Rohatyn, each of whom served on our Board in 2011, qualified as “independent” directors under the NASDAQ listing standards.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the nine independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company previously decided not to treat Mr. Hernandez, an employee of JP Morgan Chase & Co. (“JPMorgan”), as an independent director for purposes of the NASDAQ listing standards and applicable SEC rules. Following the divestiture by JPMorgan of all of its stock ownership in the Company in February 2012, the Board has determined that Mr. Hernandez qualifies as an independent director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2009 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•	Mr. Hernandez is an executive officer of JPMorgan, which accounted for less than 5% of the Company’s annual revenue in each of the past three years.

•

Mr. Rohatyn is an executive officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd. TRG Global Opportunity Master Fund, Ltd. accounted for less than 1% of the Company’s annual revenue in each of the past three years. In addition, Mr. Casper is an executive officer of TRG Management L.P.

•	Mr. Steinhardt is an executive officer of KLS Diversified Asset Management, which accounted for less than 1% of the Company’s annual revenue in each of the past three years.

•

Mr. Sullivan is an executive officer of Prudential Fixed Income, a division of Prudential Investment Management, which, together with its affiliates, accounted for less than 1% of the Company’s annual revenue in each of the past three years.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may engage outside search firms to assist in identifying or evaluating potential nominees. A leading global executive search firm recommended Mr. Begleiter as a candidate for the Board of Directors to the Nominating and Corporate Governance Committee. Our Chief Executive Officer (“CEO”) recommended Mr. Sullivan as a candidate for the Board of Directors to the Nominating and Corporate Governance Committee.

Board leadership structure

Our CEO also serves as the Chairman of the Board (the “Chairman”), and we have a Lead Independent Director who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors and the Board, in general, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

Mr. Rohatyn currently serves as the Lead Independent Director. Effective upon the date of the Annual Meeting, Mr. Hersch, the chairman of the Board’s Nominating and Corporate Governance Committee, will act as Lead Independent Director, in accordance with our Corporate Governance Guidelines. The full Board, by majority vote, may elect a different member of the Board to serve as Lead Independent Director.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are comprised entirely of, and are chaired by, independent directors. Second, independent oversight of our CEO’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our CEO’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Burkhardt and Hersch. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Mr. Hersch (Chair), Dr. Brown-Hruska and Mr. Hernandez. The Board of Directors has determined that Messrs. Hersch and Hernandez and Dr. Brown-Hruska are independent directors in accordance with NASDAQ listing standards.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair) and Casper.

Meetings and attendance

During the year ended December 31, 2011, the full Board held seven meetings; the Audit Committee held five meetings; the Compensation Committee held seven meetings; the Nominating and Corporate Governance

Committee held four meetings; and the Investment Committee held two meetings. The non-management directors met in executive session without management directors or employees present at each of the four regularly-scheduled meetings of the Board during 2011. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the Annual Meeting. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Dr. Brown-Hruska and Messrs. McVey, Burkhardt, Casper, Gomach, Hernandez, Hersch, Rohatyn and Steinhardt attended our 2011 annual meeting of stockholders.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Audit Committee reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the Company, including strategic, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Audit Committee. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

James N.B. Rucker, who previously served as the Company’s Chief Financial Officer and its Chief Operations, Credit and Risk Officer, currently is responsible for the Company’s credit and risk functions. In such position, Mr. Rucker has responsibility, among other things, for overseeing and coordinating the Company’s risk assessment and mitigation efforts, including responsibility for identification of key business risks, ensuring appropriate management of these risks within stated limits and enforcement through policies and procedures. The Company’s Risk Committee was organized in 2006 to assist management’s efforts to assess and manage risk. The Risk Committee is chaired by Mr. Rucker and is comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the CEO and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the CEO and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the CEO and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, Investment Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance — Reporting Concerns — Confidential Ethics Web Form.

Director compensation

Our Board of Directors recommends, reviews and oversees the compensation, including equity awards, for our non-employee directors. All directors, other than Mr. McVey, are regarded as non-employee directors. Mr. McVey receives no additional compensation for his service as a director. Each non-employee director receives an annual cash retainer of $50,000. The Lead Independent Director receives a supplemental annual retainer of $15,000 and the chairs of the Audit, Compensation, Nominating and Corporate Governance, and Investment Committees receive a supplemental annual retainer of $15,000, $10,000, $7,500 and $5,000, respectively. In addition, each non-employee director receives $1,500 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Investment Committee that the director attends. In July 2011, we granted 2,870 shares of restricted stock to each non-employee director. One-half of the award vested on November 30, 2011 and the balance vests on May 31, 2012. These awards were made under the Company’s 2004 Stock Incentive Plan (amended and restated effective April 28, 2006). The number of shares of restricted stock granted was determined on the date of grant by dividing the $75,000 equity grant value by the closing price of our Common Stock. The Board of Directors recommends, reviews and oversees the equity awards for our non-employee directors. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, in October 2007 the Board of Directors adopted stock ownership guidelines for the non-employee directors. These guidelines, which were revised upward in July 2010, require that non-employee directors hold not less than a number of shares of Common Stock equal in value to three times the annual base cash retainer payable to a director, calculated as of the July 20, 2010 effective date of the revised policy. The designated level of ownership must be maintained throughout the non-employee director’s service with the Company. Directors are also required, for a period of six months following his or her departure from the Board, to comply with the provisions of the Company’s Insider Trading Policy that, among other things, prohibit trading in the Company’s securities during any trading blackout period. All shares of Common Stock beneficially owned by the director, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement, count toward the minimum ownership requirement; vested and unvested stock options are excluded. Currently, seven of the non-employee directors are in compliance with the Company’s stock ownership guidelines. Dr. Brown-Hruska, who was elected to the Board on April 21, 2010, must comply with the revised guidelines not later than April 21, 2015, Mr. Sullivan, whose appointment to the Board took effect on March 13, 2012, must comply with the revised guidelines not later than March 13, 2017, and Mr. Begleiter, whose appointment to the Board took effect on April 18, 2012, must comply with the revised guidelines not later than April 18, 2017; all three directors are expected to be in compliance within the required timeframes.

Director compensation for fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Steven L. Begleiter	—	—	—
Dr. Sharon Brown-Hruska	66,000	74,993	140,993
Roger Burkhardt	68,500	74,993	143,493
Stephen P. Casper	75,000	74,993	149,993
David G. Gomach	89,000	74,993	163,993
Carlos M. Hernandez	66,000	74,993	140,993
Ronald M. Hersch	93,500	74,993	168,493
Jerome S. Markowitz	62,000	74,993	136,993
Nicolas S. Rohatyn	77,000	74,993	151,993
John Steinhardt	86,000	74,993	160,993
James J. Sullivan	—	—	—
Robert W. Trudeau	46,500	—	46,500

(1)	The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2011, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s 2011 Annual Report on Form 10-K filed with the SEC on February 17, 2012.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2011 for each non-employee director:

	Aggregate Number of Stock Awards Outstanding at Fiscal Year End (#)	Aggregate Number of Option Awards Outstanding at Fiscal Year End (#)
Steven L. Begleiter	—	—
Dr. Sharon Brown-Hruska	1,435	—
Roger Burkhardt	1,435	—
Stephen P. Casper	1,435	29,912
David G. Gomach	1,435	24,912
Carlos M. Hernandez	1,435	3,187
Ronald M. Hersch	1,435	29,912
Jerome S. Markowitz	—	—
Nicolas S. Rohatyn	1,435	38,246
John Steinhardt	1,435	29,912
James J. Sullivan	—	—
Robert W. Trudeau	—	—

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In 2011, the Company, in the ordinary course of its business, entered into a bulk data agreement with PwC for the purpose of supporting valuation conclusions reached by PwC in the normal course of PwC’s audit and other work for its clients. Pursuant to the agreement, the Company provides bond pricing data to PwC on terms consistent with the terms of similar data sales agreements entered into by the Company. The aggregate annual cost of the services is $200,000. Prior to entering into the agreement, the Audit Committee evaluated the effect of such agreement on the independence of PwC and concurred with the opinion of the Company and PwC that the arrangement constitutes an “arm’s-length” transaction that would not affect PwC’s independence.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2011 and 2010 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the CEO and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review or annual inspection by the Public Company Accounting Oversight Board of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the

Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2011 and 2010.

Fee Category	2011	2010
Audit Fees(1)	$981,639	$927,689
Audit Related Fees	20,000	—
All Other Fees	3,593	8,046

Total	$1,005,232	$935,736

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2011, the Audit Committee met five times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following each of its meetings during 2011, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2011, included in the Company’s 2011 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU 380 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning independence, and have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for 2012.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the

Board of Directors:

David G. Gomach — Chair

Stephen P. Casper

Ronald M. Hersch

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (“Dodd-Frank”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align Company and personal performance and decision-making with stockholder value creation;

•	reward our named executive officers for their individual performance and their contribution to our overall financial performance without encouraging excessive risk-taking;

•	support our long-term growth objectives, thereby creating long-term value for our stockholders;

•	provide rewards that are competitive with organizations that compete for executives with similar skill sets;

•	provide rewards that are cost-efficient and equitable to both our named executive officers and stockholders; and

•	encourage high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 — APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE MARKETAXESS HOLDINGS INC. 2004 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE APRIL 28, 2006) (WHICH, IF APPROVED, WILL BE RENAMED THE MARKETAXESS HOLDINGS INC. 2012 INCENTIVE PLAN) AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS FOR AWARDS INTENDED TO BE PERFORMANCE-BASED UNDER CODE SECTION 162(M)

Stockholders are being asked to approve of an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (as amended and restated effective April 28, 2006) (the “2004 Stock Incentive Plan”), which, if approved, will be renamed the MarketAxess Holdings Inc. 2012 Incentive Plan (the “2012 Incentive Plan”) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). Our Board approved the 2012 Incentive Plan on April 18, 2012, subject to, and to be effective upon, the approval of the 2012 Incentive Plan by our stockholders at the Annual Meeting. The 2012 Incentive Plan generally incorporates the provisions of the 2004 Stock Incentive Plan as currently in effect and includes the following key modifications:

•

Decrease of the Aggregate Share Reserve.    The current aggregate share reserve will be decreased to a total of 3,960,176 shares of Common Stock, which consists of 2,460,176 shares underlying outstanding awards as of April 18, 2012 and 1,500,000 shares available for future awards. This decrease in reserve shares under the 2012 Incentive Plan is a result of our increased stock price since the April 28, 2006 amendment of the 2004 Stock Incentive Plan which allows us to use fewer shares for the same grant value. Our Board believes that stock ownership by key employees, consultants, officers and directors provides performance incentives and fosters long-term commitment to our benefit and the benefit of our stockholders and that even with the proposed decrease in the share reserve, the number of shares available for awards is sufficient to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success.

•	Modification of Individual Share Limits. In connection with the reduction in the aggregate share limit:

¡

the number of stock options, stock appreciation rights, restricted stock and other stock-based awards that are subject to the attainment of performance goals that may be granted to a participant during any fiscal year have been reduced from 950,000 to 600,000 shares per type of award and from 1,900,000 to 1,000,000 shares for all types of awards; and

¡	the maximum number of shares that may be awarded to any non-employee director during any fiscal year has been reduced from 50,000 to 25,000.

In addition, consistent with our performance based pay philosophy, we have increased the maximum value of the payment of performance units that may be granted to employees and consultants with respect to any fiscal year from $500,000 to $2,500,000.

•

Retirement.    The early retirement age under the 2012 Incentive Plan has been increased from age 50 to age 55. In addition, unless otherwise determined by the committee under the 2012 Incentive Plan, the definition of “retirement” only applies to a voluntary termination at a time when circumstances for a termination for cause do not exist (the definition under the 2004 Stock Incentive Plan included a termination without cause after retirement age).

•

Corporate Governance Best Practices.    The 2012 Incentive Plan also adopts the following key features that are designed to protect our stockholders’ interests and to reflect corporate governance best practices:

¡

Avoidance of Liberalized Share Counting.    The 2012 Incentive Plan provides that the total number of shares of Common Stock available for awards will be reduced by (i) the total number of stock options or other stock-based awards (subject to exercise) that have been exercised, regardless of whether any of the shares of Common Stock underlying such awards are not actually issued to the participant as the result of a net settlement, and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation, and provides that the Company may not use the cash proceeds it receives from award exercises to repurchase shares of Common Stock on the open market for reuse under the 2012 Incentive Plan.

¡	Minimum Vesting Requirements. The 2012 Incentive Plan contains the following minimum vesting standards:

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for “full value awards” (e.g., restricted stock or restricted stock units), a minimum one-year vesting schedule for performance-based awards and a vesting schedule of no less than three equal annual installments on the first, second and third anniversaries of the grant date for time-based awards; and

–

for “appreciation awards” (e.g., stock options and stock appreciation rights), a vesting schedule of no less than three equal annual installments on the first, second and third anniversaries of the grant date;

except that accelerated vesting will be permitted in certain limited events (such as death, disability, retirement or change in control), and a more generous vesting schedule is permitted with respect to a “basket” of up to 5% of the aggregate share reserve and, in addition to such “basket,” for awards that are made as annual awards to non-employee directors or are made to non-employee directors upon their initial election or appointment as a director.

¡	Dividend Vesting. The 2012 Incentive Plan provides that any dividends or dividend equivalents paid on “full-value awards” will be subject to the same vesting requirements as the underlying award.

¡

Buyouts Subject to Stockholder Approval.    The 2012 Incentive Plan requires that any buyout of a stock option will be subject to stockholder approval to the extent required by any exchange or system on which our securities are listed or traded.

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Eliminated Reloads, Early Exercise and Deferred Delivery.    The 2012 Incentive Plan eliminated the provision that permitted adding “reload” provisions to options that provide for the automatic grant of a number of options equal to the number of shares used to pay for the exercise price of options or shares used to pay withholding taxes in connection with the exercise of an option. In addition, the 2012 Incentive Plan eliminated the provision that permitted the early exercise of unvested stock options (with a grant of restricted stock in place thereof) or the deferred delivery of shares following the exercise of a stock option.

•	Term Extension. We extended the term of the 2012 Incentive Plan until April 18, 2022 (currently, the 2004 Stock Incentive Plan is scheduled to expire on April 1, 2014).

In addition to the foregoing, our stockholders are being asked to approve the Section 162(m) performance goals under the 2012 Incentive Plan, as described below, so that certain incentive awards granted under the 2012 Incentive Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m) of the Code. Otherwise, Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly held companies (other than the chief financial officer). Section 162(m) of the Code generally requires such performance goals to be approved by stockholders every five years. If stockholders do not approve the Section 162(m) performance goals at the Annual Meeting, then awards granted under the 2012 Incentive Plan will not qualify as exempt performance-based compensation under Code Section 162(m). Notwithstanding the foregoing, awards of stock options and stock appreciation rights will qualify as exempt performance-based compensation under Section 162(m) of the Code even if the stockholders do not approve the 162(m) performance goals. The Board believes it is important to retain the ability to grant incentive compensation that qualifies as “performance-based” compensation in order to retain the corporate tax deductibility of the payments.

Summary of the 2012 Incentive Plan (as amended)

The following description of the 2012 Incentive Plan is a summary, taking into account the recent amendments, and is qualified in its entirety by reference to the 2012 Incentive Plan, a copy of which is attached as Appendix A.

Purpose.    The purpose of the 2012 Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

Administration.    The 2012 Incentive Plan is administered by a committee (the “Committee”), which with regard to employees and consultants is intended to consist of two or more non-employee directors, each of whom will be, to the extent required, a non-employee director as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an outside director as defined under Section 162(m) of the Code, an independent director as defined under NASDAQ Listing Rule 5605(a)(2) and, as may be applicable, independent as provided pursuant to rules promulgated by the Securities and Exchange Commission under Dodd-Frank. Currently, the Compensation Committee of the Board, which meets these requirements, serves as the Committee under the 2012 Incentive Plan with regard to employees and consultants. Our Board serves as the Committee with respect to the application of the 2012 Incentive Plan to non-employee directors.

The Committee has full authority to administer and interpret the 2012 Incentive Plan, to grant awards under the 2012 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the 2012 Incentive Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. The terms and conditions of individual awards are set forth in written agreements that are consistent with the terms of the 2012 Incentive Plan.

No awards may be granted under the 2012 Incentive Plan after April 18, 2022. Awards granted prior to such date, however, may extend beyond such date and the provisions of the 2012 Incentive Plan will continue to apply thereto.

No award (other than stock options and stock appreciation rights) that is intended to be “performance-based” under Section 162(m) of the Code will be granted on or after the first meeting of the Company’s stockholders that occurs in the fifth year following the year stockholders approve the 2012 Incentive Plan unless the performance goals described below are re-approved (or other designated performance goals are approved) by the stockholders.

Available Shares.    The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the 2012 Incentive Plan or with respect to which awards may be granted may not exceed 3,960,176 shares, which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company. In general, if awards under the 2012 Incentive Plan are cancelled for any reason, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2012 Incentive Plan. The number of shares of Common Stock available for awards under the 2012 Incentive Plan will be reduced by the total number of exercisable awards exercised (regardless of whether the shares of Common Stock underlying such awards are not actually issued as the result of net settlement) and any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any award. In addition, the Company may not use the cash proceeds it receives from the exercise of stock options to repurchase shares of Common Stock on the open market for reuse under the 2012 Incentive Plan. Awards that may be settled solely in cash will not be deemed to use any shares of Common Stock that may be issued under the 2012 Incentive Plan.

The maximum number of shares of Common Stock with respect to which any award of stock options, stock appreciation rights, other stock-based awards or shares of restricted stock for which the grant of such award or the lapse of the relevant restriction period is subject to the attainment of specified performance goals that may be granted under the 2012 Incentive Plan during any fiscal year to any eligible employee or consultant will be 600,000 shares per type of award; however, the maximum number of shares of Common Stock for all types of awards to any such individual will be 1,000,000 shares during any fiscal year. There are no annual limits on the number of shares of Common Stock with respect to an award of restricted stock that is not subject to the attainment of specified performance goals to eligible employees or consultants. The maximum number of shares of Common Stock with respect to which performance shares may be granted under the 2012 Incentive Plan during any fiscal year will be 200,000 shares. The maximum value at grant of performance units that may be granted under the 2012 Incentive Plan during any fiscal year will be $2,500,000. The maximum number of shares of Common Stock subject to any award that may be granted under the 2012 Incentive Plan during any fiscal year of the Company to any non-employee director will be 25,000 shares.

The individual maximum share limitations, the aggregate number of shares of Common Stock available for the grant of awards and the exercise price of an award in accordance with the 2012 Incentive Plan may be adjusted by the Committee to reflect any change in our capital structure or business by reason of certain corporate transactions or events in accordance with the terms of the 2012 Incentive Plan.

Eligibility and Types of Awards.    All of our employees, consultants and non-employee directors are eligible to be granted nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. In addition, our employees and employees of our affiliates that qualify as subsidiaries or parent corporations (as defined under Section 424 of the Code) are eligible to be granted incentive stock options under the 2012 Incentive Plan. Unless otherwise determined by the Committee at grant, awards granted under the 2012 Incentive Plan are subject to termination or forfeiture if the recipient engages in Detrimental Activity (as defined in the 2012 Incentive Plan) prior to, or during the one-year period after any vesting or exercise of the award. “Full value awards” (e.g., restricted stock or restricted stock units), will be subject to a minimum one-year vesting schedule for performance-based awards and three-year vesting for time-based awards. “Appreciation awards” (e.g., stock options and stock appreciation rights), will be subject to a vesting schedule of no less than three equal annual installments on the first, second and third anniversaries of the grant date. However, accelerated vesting will be permitted in certain limited events (such as death, disability, retirement or change in control), and a more generous vesting schedule is permitted with respect to a “basket” of up to 5% of the aggregate share reserve and, in addition to such “basket,” for awards that are made as annual awards to non-employee directors or are made to non-employee directors upon their initial election or appointment as a director.

Any dividends or dividend equivalents paid on “full-value awards” will be subject to the same vesting requirements as the underlying award.

Stock Options.    The Committee may grant nonqualified stock options and incentive stock options (only to eligible employees) to purchase shares of Common Stock. The Committee will determine the number of shares of Common Stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% stockholder)), the exercise price, the vesting schedule (if any) and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value).

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights.    The Committee may grant stock appreciation rights (“SARs”) either with a stock option that may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”) or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in Common Stock or cash (as determined by the Committee) equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of Common Stock subject to a SAR may not be less than fair market value at the time of grant. The Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control (as defined in the 2012 Incentive Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock.    The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement.

Recipients of restricted stock are required to enter into a restricted stock agreement with the Company that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals is substantially uncertain.

Performance Shares.    The Committee may award performance shares. A performance share is the equivalent of one share of Common Stock. The grant of performance shares will specify one or more performance criteria to meet within a specified period determined by the Committee at the time of grant. A minimum level of acceptable achievement will also be established by the Committee. If, by the end of the performance period, the recipient has achieved the specified performance goals, he or she will be deemed to have fully earned the performance shares. To the extent earned, the performance shares will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of Common Stock or any combination thereof.

Performance Units.    The Committee may award performance units. Performance units will have a fixed dollar value. A performance unit is the right to receive Common Stock or cash of equivalent value. The grant of performance units will specify one or more performance criteria to meet within a specified performance cycle determined by the Committee at the time of grant. A minimum level of acceptable achievement will also be established by the Committee. If, by the end of the performance cycle, the recipient has achieved the specified performance goals, he or she will be deemed to have fully earned the performance units. To the extent earned, the performance units will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of Common Stock or any combination thereof.

Other Stock-Based Awards.    The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units, restricted stock units and awards valued by reference to book value of shares of Common Stock) under the 2012 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Committee will determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period.

Performance Goals.    Code Section 162(m) requires that performance awards be based upon objective performance measures. If an award is intended to be “performance-based” under Code Section 162(m), the performance goals will be based on one or more of the following criteria with regard to the Company (or any subsidiary, division or other operational unit of the Company):

•	enterprise value or value creation targets of the Company;

•	income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;

•	cash flow including, but not limited to, from operations or free cash flow;

•	bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments);

•	net sales, revenues, net income or earnings before income tax or other exclusions of the Company;

•	operating margin; return on operating revenue or return on operating profit;

•	return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;

•	market capitalization, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added;

•	total stockholder return or growth in total stockholder return (with or without dividend reinvestment);

•	proprietary investment results;

•	estimated market share (whether based on FINRA TRACE volume or otherwise);

•	expense management/control or reduction (including, without limitation, compensation and benefits expense);

•	customer satisfaction;

•	technological improvements/implementation, new product innovation;

•	collections and recoveries;

•	property/asset purchases;

•	litigation and regulatory resolution/implementation goals;

•	leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);

•	risk management/implementation;

•	development and implementation of strategic plans and/or organizational restructuring goals;

•	development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals;

•	employee satisfaction or staff development;

•	formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or to enhance its customer base; or

•	completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets of the Company.

In addition, performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations.

To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

Change in Control.    Unless otherwise determined by the Committee at the time of grant, awards subject to vesting and/or restrictions will not accelerate and vest or cause the lapse of restrictions upon a change in control (as defined in the 2012 Incentive Plan) of the Company. Instead, such awards will be, in the discretion of the Committee, (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Company’s Common Stock paid in a change in control over the exercise price of the award(s) (such purchase price not to exceed the fair market value of the Common Stock at the time of purchase), or (iii) cancelled if the price of the Common Stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Company’s Common Stock or assets, the Committee may elect to terminate all outstanding exercisable awards granted under the 2012 Incentive Plan, provided that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.

Amendment and Termination.    Notwithstanding any other provision of the 2012 Incentive Plan, the Board may at any time amend any or all of the provisions of the 2012 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2012 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant, and provided further that the approval of our stockholders will be obtained to the extent required by applicable law.

Miscellaneous.    Generally, awards granted under the 2012 Incentive Plan are nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Certain U.S. Federal Income Tax Consequences.    The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2012 Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change (possibly with retroactive effect), as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences (state, local and other tax consequences are not addressed below) to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of Common Stock.

Incentive Stock Options.    In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option or (ii) one year after the date of exercise, a subsequent sale of the Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year under the 2012 Incentive Plan and/or any other stock option under the 2012 Incentive Plan of the Company, any subsidiary or any parent exceeds $100,000, such options will be treated as nonqualified stock options. In addition, if the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or a recipient disposes of the Common Stock acquired upon exercise of the incentive stock option within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options not deemed to be deferral arrangements under Code Section 409A.    A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income. Generally, a non-qualified stock option granted with an exercise price that is not less than fair market value of the stock subject to the non-qualified option will not be deemed to be deferred compensation under Section 409A of the Code.

All Options.    With regard to both incentive stock options and nonqualified stock options, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their stock options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); and (iii) in the event that the payment, exercisability or vesting of any award is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)), and such payment of an award, either alone or together with any other payments made to certain participants, constitutes a parachute payment under Code Section 280G, then subject to certain exceptions, a portion of such payment would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its “covered employees” (generally, its chief executive officer and three other executive officers (other than its chief financial officer) whose compensation is disclosed in its proxy statement), subject to certain exceptions. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established objective performance goals established by a compensation committee that is comprised solely of two or more “outside directors,” is not considered in determining whether a “covered employee’s” compensation exceeds $l,000,000. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period of time and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. Subject to stockholder approval of the Section 162(m) performance goals under the 2012 Incentive Plan, it is intended that certain awards under the 2012 Incentive Plan will satisfy these requirements so that the income recognized in connection with awards will not be included in a “covered employee’s” compensation for the purpose of determining whether such individual’s compensation exceeds $1,000,000.

Code Section 409A.    Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2012 Incentive Plan are anticipated to be exempt from the requirements of Code Section 409A, awards that are not exempt are intended to comply with Code Section 409A.

The 2012 Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2012 Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Future Plan Awards.    Because future awards under the 2012 Incentive Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual and long-term incentive awards and stock-based compensation under the 2004 Stock Incentive Plan is presented in the “Summary Compensation” table and these related tables: “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” and “Options

Exercised and Stock Vested,” elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2011, in the Annual Report that accompanies this Proxy Statement.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of the adoption of an amendment and restatement of the 2004 Stock Incentive Plan (which, if approved, will be renamed the 2012 Incentive Plan) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). Approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.

Board recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE 2004 STOCK INCENTIVE PLAN (WHICH, IF APPROVED, WILL BE RENAMED THE 2012 INCENTIVE PLAN) AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS FOR AWARDS INTENDED TO BE PERFORMANCE-BASED UNDER CODE SECTION 162(M).

PROPOSAL 5 — APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE MARKETAXESS HOLDINGS INC. 2009 CODE SECTION 162(M) EXECUTIVE PERFORMANCE INCENTIVE PLAN AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS THEREUNDER

Stockholders are being asked to approve of an amendment and restatement (the “Restatement”) of the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (the “162(m) Incentive Plan”) and the performance criteria used in setting performance goals thereunder. Our Board approved the Restatement on April 18, 2012 for Performance Periods (as defined below) commencing on or after such date, subject to, and effective upon, the approval of the Restatement by our stockholders at the Annual Meeting. The Restatement generally incorporates the provisions of the 162(m) Incentive Plan as currently in effect other than the modification of the performance goals thereunder, which have been modified as described below. The purpose of the 162(m) Incentive Plan is to attract, retain and motivate key employees of the Company by providing performance awards (“Performance Awards”) to designated key employees of the Company or its subsidiaries, including employees whose compensation may be subject to Section 162(m) of the Code.

Code Section 162(m) generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers employed on the last day of the taxable year, other than the chief financial officer. The 162(m) Incentive Plan is designed to provide, and the Company intends to structure awards under the 162(m) Incentive Plan so that, compensation paid pursuant to the 162(m) Incentive Plan will qualify under the “performance-based compensation” exception under Code Section 162(m) and be eligible for continued tax deductibility. To preserve the tax deductibility of such compensation, the Company is seeking approval of the Restatement, including the criteria upon which the performance goals applicable to the 162(m) Incentive Plan may be based and the maximum amount that may be paid during any performance period to any participant. Section 162(m) of the Code generally requires performance goals to be approved by stockholders every five years. If stockholders do not approve the Section 162(m) performance goals at the Annual Meeting, then awards granted under the 162(m) Incentive Plan after the first stockholder’s meeting in 2014 will not qualify as exempt performance-based compensation under Code Section 162(m) unless such approval is obtained or stockholders approve other designated performance criteria at or prior to the first stockholders’ meeting in 2014.

The following summary describes the principal provisions of the 162(m) Incentive Plan, as modified by the Restatement. The summary does not purport to be complete and is qualified in its entirety by the full text of the Restatement attached as Appendix B to this Proxy Statement.

Description of the 162(m) Incentive Plan

Administration.    The 162(m) Incentive Plan will be administered by the Compensation Committee or such other committee appointed by the Board of Directors to administer the 162(m) Incentive Plan whose members are all “outside directors” as defined under Code Section 162(m) (the “Committee”). The Committee will have the authority to, among other things: (i) select the executives who will be eligible to receive Performance Awards; (ii) set the performance goals and the performance period during which a Performance Award is measured; (iii) certify the attainment of the performance goals and other material terms; (iv) reduce amounts payable under Performance Awards; and (v) make all other determinations and take all other actions necessary or desirable for the 162(m) Incentive Plan’s administration.

Eligibility.    For each period of not less than one fiscal year of the Company (as specified by the Committee) over which the attainment of the performance goals is measured (the “Performance Period”), the Committee will select the executives of the Company or its subsidiaries who will participate in the 162(m) Incentive Plan. The Committee may generally add or remove designated participants at any time and from time to time, in its sole discretion.

Maximum Performance Award.    The maximum Performance Award payable to a participant with respect to any one fiscal year of the Company in a Performance Period is $5,000,000. For any Performance Period that is more than one fiscal year of the Company, the maximum Performance Award limit will be increased on a pro rata basis.

Performance Awards.    A participant will be eligible to receive a Performance Award based on the achievement of specified performance goals established by the Committee for a Performance Period. A Performance Award may be a percentage of a participant’s Individual Target Award (as described below) for the Performance Period based on the level of attainment of performance goals established for the Performance Period. Generally, no Performance Award is payable unless the minimum performance goals for the Performance Period are attained.

A Performance Award will be paid in whole or in part in cash or shares of Common Stock (if permitted under another plan approved by stockholders), as determined by the Committee, as soon as administratively feasible in the calendar year after the calendar year in which the Performance Period with respect to which the payment relates, but only after the Committee certifies that the performance goals were, in fact, satisfied.

The Committee may provide prior to a Performance Period that payment of any Performance Award will be deferred. Any deferred Performance Award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). To the extent applicable, any deferral under the 162(m) Incentive Plan will be made in a manner intended to comply with the applicable requirements of Code Section 409A.

Individual Target Awards.    For any participant, the Committee may specify a targeted Performance Award for a Performance Period (an “Individual Target Award”), which may be expressed as a fixed dollar amount, a percentage of a participant’s base pay, a percentage of a bonus pool funded by a formula as determined by the Committee based on achievement of performance goals, or an amount determined pursuant to an objective formula or standard. The Committee will also prescribe a formula to determine the maximum and minimum percentages (which may be greater or less than 100%, as applicable) of an Individual Target Award that may be earned or payable based on the degree of attainment of the performance goals during the Performance Period. The Committee may elect to pay a participant an amount that is less than an Individual Target Award (or the attained percentage) regardless of the degree of attainment of the performance goals; except that, unless otherwise specified by the Committee, no discretion to reduce a Performance Award based on achievement of performance goals is permitted for any Performance Period in which a “change of control” (as defined in the 162(m) Incentive Plan) occurs or during such Performance Period with regard to the prior Performance Periods if the Performance Awards for the prior Performance Periods have not been paid by the time of the change of control, with regard to individuals who were participants at the time of the change of control.

Performance Goals.    Code Section 162(m) requires that Performance Awards be based upon objective performance measures. The performance goals (“Performance Goals”) will be based on one or more of the following criteria with regard to the Company (or any subsidiary, division or other operational unit of the Company) as specified by the Committee:

•	enterprise value or value creation targets of the Company;

•	income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;

•	cash flow including, but not limited to, from operations or free cash flow;

•	bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments);

•	net sales, revenues, net income or earnings before income tax or other exclusions of the Company;

•	operating margin; return on operating revenue or return on operating profit;

•	return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;

•	market capitalization, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added;

•	total stockholder return or growth in total stockholder return (with or without dividend reinvestment);

•	proprietary investment results;

•	estimated market share (whether based on FINRA TRACE volume or otherwise);

•	expense management/control or reduction (including, without limitation, compensation and benefits expense);

•	customer satisfaction;

•	technological improvements/implementation, new product innovation;

•	collections and recoveries;

•	property/asset purchases;

•	litigation and regulatory resolution/implementation goals;

•	leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);

•	risk management/implementation;

•	development and implementation of strategic plans and/or organizational restructuring goals;

•	development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals;

•	employee satisfaction or staff development;

•	formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or to enhance its customer base; or

•	completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets of the Company.

In addition, Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria. In addition, Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

Change of Control.    In the event of a “change of control” (as defined in the 162(m) Incentive Plan) of the Company, any unpaid portion of any Performance Award that has been earned and certified, but is being deferred in accordance with the 162(m) Incentive Plan, will immediately be vested and paid within 75 days following the consummation of the change of control.

Partial Payments.    Generally, Performance Awards will not be paid to any participant who is not actively employed on the date the Performance Award is payable. Notwithstanding the foregoing, the Committee may make a full, pro rata or other payment (not to exceed the maximum achievable Performance Award for the participant for the Performance Period) to a participant for a Performance Period with or without regard to the actual achievement of the Performance Goals in the event of the participant’s termination of employment due to death or disability, or a full or pro rata Performance Award payment to a participant for a Performance Period based on actual achievement of the Performance Goals established for the Performance Period in the event that the participant’s employment is terminated without “cause” (as defined in the Company’s 2004 Stock Incentive Plan or any successor plan thereto approved by the Company’s stockholders) or the participant resigns for “good reason.” The term “Good Reason” will have the meaning assigned to such term in the participant’s individual employment agreement or similar agreement in effect at the time of the grant of the Performance Award. Notwithstanding the foregoing, unless otherwise determined by the Committee, if the participant does not have an individual employment agreement or similar agreement, or “Good Reason” is not defined therein, the participant will not have the right to a pro rata payment of the participant’s Performance Award for a Performance Period upon any voluntary termination by the participant during the Performance Period.

If a change of control is consummated during a Performance Period, the Committee must make, to each participant who is a participant at the time of such change of control, at least a pro rata Performance Award payment based on actual achievement of the Performance Goals established for the Performance Period and pro rated for the portion of the Performance Period completed through the change of control. If a change of control of the Company is consummated during a Performance Period, the Committee may, in its sole discretion, make a Performance Award payment to a participant who is a participant at the time of such change of control that is greater than a pro rata Performance Award payment but not in excess of the maximum achievable Performance Award for the participant for such Performance Period, with or without regard to actual achievement of the Performance Goals.

Partial Performance Award payments not based on the actual achievement of the Performance Goals will be paid within 75 days following the event pursuant to which the Performance Award is payable. Partial Performance Award payments based on the actual achievement of the Performance Goals will be paid when the Performance Award would have otherwise been paid.

Term; Amendment or Termination.    The 162(m) Incentive Plan has no specified term, and the Board of Directors may amend, suspend or terminate the 162(m) Incentive Plan or adopt a new plan in place of the 162(m) Incentive Plan at any time. However, stockholder approval is required for any amendment that alters the Performance Goals, changes the class of eligible employees or otherwise requires stockholder approval under Code Section 162(m). No amendment, suspension or termination may, without a participant’s consent, alter or impair a participant’s right to receive payment of a Performance Award otherwise payable under the 162(m) Incentive Plan.

The 162(m) Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Code Section 401(a).

Future Plan Awards.    Because future awards under the Restatement will be granted in the discretion of the Committee, the type, number, recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual and long-term incentive awards is presented in the “Summary Compensation” table and and elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2011, in the Annual Report that accompanies this Proxy Statement.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of the adoption of an amendment and restatement of the 162(m) Incentive Plan and the performance criteria used in setting performance goals thereunder. Approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to the proposal at the Annual Meeting.

Board recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADOPTION OF AN AMENDMENT AND RESTATEMENT OF THE 162(M) INCENTIVE PLAN AND THE PERFORMANCE CRITERIA USED IN SETTING PERFORMANCE GOALS THEREUNDER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 10, 2012 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 10, 2012 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 36,139,293 shares of Common Stock outstanding at the close of business on April 10, 2012. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Number of Shares Beneficially Owned	Percentage of Stock Owned
5% Stockholders
Burgundy Asset Management Ltd.(1)	2,674,084	7.40%
Kornitzer Capital Management, Inc.(2)	2,092,174	5.79%
Janus Capital Management LLC(3)	1,894,475	5.24%
Named Executive Officers and Directors
Richard M. McVey(4)	2,044,754	5.43%
Steven L. Begleiter	—	*
Dr. Sharon Brown-Hruska(5)	7,793	*
Roger Burkhardt(6)	14,608	*
Stephen P. Casper(7)	58,778	*
David G. Gomach(8)	58,608	*
Carlos M. Hernandez(9)	15,158	*
Ronald M. Hersch(10)	57,909	*
Nicolas S. Rohatyn(11)	66,942	*
John Steinhardt(12)	58,608	*
James J. Sullivan	—	*
Antonio L. DeLise(13)	110,872	*
Nicholas Themelis(14)	272,019	*
James N.B. Rucker(15)	237,127	*
T. Kelley Millet(16)	23,177	*
All Executive Officers and Directors as a Group (14 persons)(17)	3,026,353	7.92%

*	Less than 1%.

(1)	Information regarding Burgundy Asset Management Ltd. was obtained from a Schedule 13G filed by Burgundy Asset Management Ltd. with the SEC. The principal business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(2)	Information regarding Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(3)	Information regarding Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(4)	Consists of (i) 443,098 shares of Common Stock owned individually; (ii) 105,123 shares of unvested restricted stock; and (iii) 1,496,533 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (x) 428,615 shares of Common Stock issuable pursuant to stock options and deferred restricted stock units that are not exercisable within 60 days or (y) 26,178 performance shares.

(5)	Consists of (i) 6,358 shares of Common Stock owned individually; and (ii) 1,435 shares of unvested restricted stock.

(6)	Consists of (i) 9,173 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; (iii) 4,000 shares of Common Stock owned by his spouse.

(7)	Consists of (i) 27,431 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(8)	Consists of (i) 32,261 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 24,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(9)	Consists of (i) 10,536 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(10)	Consists of (i) 26,562 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Consists of (i) 27,261 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 38,246 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(12)	Consists of (i) 27,261 shares of Common Stock owned individually; (ii) 1,435 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(13)	Consists of (i) 12,746 shares of unvested restricted stock; (ii) 75,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; and (iii) 23,126 shares of Common Stock owned by his spouse. Does not include 5,691 performance shares or 42,487 restricted stock units that are unvested.

(14)	Consists of (i) 31,000 shares of Common Stock owned in joint tenancy with his spouse; (ii) 27,643 shares of unvested restricted stock; and (iii) 213,376 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 1,707 performance shares or 23,028 restricted stock units that are unvested.

(15)	Consists of (i) 101,383 shares of Common Stock owned in joint tenancy with his spouse; (ii) 17,094 shares of unvested restricted stock; and (iii) 118,650 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 2,845 performance shares or 10,138 restricted stock units that are unvested.

(16)	Consists of 23,177 shares of Common Stock owned in joint tenancy with his spouse.

(17)	Consists of (i) 792,627 shares of Common Stock; (ii) 174,086 shares of unvested restricted stock; and (iii) 2,059,640 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 192,473 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 36,421 performance shares that are unvested or (iii) 311,795 restricted stock units that are unvested.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 10, 2012.

Name	Age	Position
Richard M. McVey	52	Chief Executive Officer and Chairman of the Board of Directors
Antonio L. DeLise	50	Chief Financial Officer
Nicholas Themelis	48	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our pay-for-performance methodology, provides an overview of key compensation programs and practices, and provides an overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 3 (advisory vote on executive compensation, or “Say-on-Pay”). The CD&A describes and analyzes our compensation programs and practices and the specific amounts of compensation paid for fiscal year 2011 to our Chief Executive Officer and Chairman of the Board (“CEO”), Mr. McVey, our former President, T. Kelley Millet, our Chief Financial Officer (“CFO”), Mr. DeLise, our Chief Information Officer (“CIO”), Mr. Themelis, and our former Chief Operations, Credit, and Risk Officer (“Chief OCR Officer”), Mr. Rucker (collectively, the “named executive officers,” or “NEOs”). Mr. Millet resigned from the Company effective July 8, 2011. Effective February 23, 2011, Mr. Rucker transitioned into the role of Credit and Risk Officer with the Company and ceased to be an officer for reporting purposes under SEC rules. As these former executives were NEOs for a portion of fiscal year 2011 and would have been among our three highest paid executive officers other than our CEO and CFO if they would have been serving as executive officers at the end of fiscal year 2011, we have included them as NEOs in accordance with SEC rules.

Executive Summary

2011 Performance

While the performance of the general financial markets continued to fluctuate in 2011, our organic growth initiatives resulted in increased market share that culminated in the Company’s third sequential year of record revenue and earnings growth. Highlights of our financial performance during 2011 include the following:

•	Revenues: For the third consecutive year, annual revenues reached an all-time high, increasing to more than $181 million, up 23.8% from $146 million in 2010;

•	Operating Income: Record operating income for 2011 of $78.7 million, up 54.7% from $50.9 million in 2010;

•	Operating Margin: The Company’s operating margin increased to 43.5% in 2011 from 34.8% in 2010;

•	Earnings Per Share: Earnings Per Share (“EPS”) increased 49.7% to $1.20 in 2011 from $0.80 in 2010;

•	Stock Price: The Company’s stock closed at $30.11 at the end of 2011, up 44.7% from $20.81 at the conclusion of 2010;

•	Trading Volume: Despite a decrease in average transaction fees, total trading volume increased 30.6% to $525 billion in 2011 from $402 billion in 2010;

•

Market Share:    Our estimated U.S. high-grade trading volume market share increased to 12.2% in the fourth fiscal quarter of 2011 from 9.6% in the fourth fiscal quarter of 2010, and our full-year estimated market share for fiscal 2011 increased to 11.1% versus 8.4% for fiscal 2010; and

•

Relative Performance:    We ranked in the 80th percentile or higher vis-à-vis our peer group in regard to year-over-year revenue, operating income and EPS growth, and we outperformed all of our peers in regard to share price growth during 2011.

How 2011 Performance Affected Executive Compensation

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Annual cash incentive payments to NEOs who were NEOs at fiscal year-end 2010 and year-end 2011 increased to $4.050 million from $3.150 million in 2010, up 29% in the aggregate, reflecting our record revenue, operating income and EPS growth over 2010 (see Annual Variable Performance Awards Payable in Cash below).

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Performance shares were earned by recipients at 145% of the award amount, with the maximum possible payout being 150% of the award amount. As the share price of our Common Stock also increased almost 62% (from $21.17 on the date of grant to $34.35 in February 2011 at the time of settlement), the unvested performance shares are currently worth more than double the original target award (see Long-term Incentives — Equity-based Awards Use of Performance Shares below).

Changes/Key Actions in 2011

In 2011 or early 2012, the following changes/key decisions with respect to our executive management and rewards architecture were implemented to assure that the program continues to balance rewards and retention of our key executives with the short-term and long-term interests of our stockholders:

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Management — In January 2011, we executed new employment agreements with our CEO and our former President and granted them special retention equity awards. As a result of our President’s resignation effective July 8, 2011, we transitioned the President’s responsibilities to our existing management team (rather than immediately filling the position);

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Peer Group — We updated our peer group to include Gain Capital Holdings, MSCI, Inc., Interactive Brokers and FX Alliance Inc. (subject to the occurrence of FX Alliance Inc.’s initial public offering, which occurred on February 7, 2012). While the Company and its compensation consultant review peers on an ongoing basis, these additions were made in part as a result of publicly available compensation information no longer being available for optionsXpress, LaBranche and Tradestation during the 2011 compensation period;

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Base Salary — We increased the base salary of our CEO by $100,000 effective January 1, 2012 and effective August 1, 2011, after the resignation of our President, increased the base salaries for our CIO and CFO by $50,000 and $100,000, respectively;

•	Annual Incentive Design — We continued to manage profitability and increase operating margins by reducing the percentage of operating profits available to fund the annual incentive pool; and

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Increased Performance-Share Minimum and Pay-Out Criteria — We increased the minimum amount of performance share equity that must be elected by certain senior executives under the flex share program to 35% in 2012 from 30% in 2011 and 20% in 2010 and increased the performance criteria required to attain a maximum payout from 120% of target performance to 130% of target performance, assuring enhanced pay for performance alignment between stockholders and the results of our operations for fiscal 2012.

Advisory Vote on Executive Compensation

In our first non-binding advisory vote on executive compensation, conducted last year at our 2011 Annual Meeting of Stockholders, 79.6% of our stockholders voted that such vote should be held annually. At the 2011 Annual Meeting of Stockholders, 84.9% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. The Compensation Committee reviewed these final vote results and determined that no changes to our executive compensation policies were necessary. However, the Compensation Committee continues to review our executive compensation program consistent with the compensation goals set forth in the CD&A.

Overview of compensation objectives and strategy for our Named Executive Officers

Our executive compensation program is designed to attract, reward and retain the caliber of executives we need to ensure our continued growth and profitability. The program’s primary objectives are to:

•	Align Company and personal performance and decision-making with stockholder value creation;

•	Reward our NEOs for their individual performance and their contribution to our overall financial performance without encouraging excessive risk-taking;

•	Support our long-term growth objectives, thereby creating long-term value for our stockholders;

•	Provide rewards that are competitive with organizations that compete for executives with similar skill sets;

•	Provide rewards that are cost-efficient and equitable to both our NEOs and stockholders; and

•	Encourage high-potential individuals with significant and unique market experience to build a career at the Company.

We have certain unique operating characteristics that directly impact our compensation philosophy and the way we attract, reward and retain key management talent. First, we are a hybrid company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to create, implement and deliver technology-driven market solutions. We therefore compete with the financial services industry and the software development industry for executive talent as follows:

	Financial Services		Technology-Software Development
	Markets Knowledge Required	Competition	Experience in Software Development	Competition	Ability to Work in Small Enterprise
CEO	✓	✓		✓	✓
President	✓	✓		✓	✓
CFO		✓		✓	✓
CIO	✓	✓	✓	✓	✓
Chief OCR Officer	✓	✓			✓

Second, because our Company is relatively small with low overhead in support positions and we maintain a relatively flat organization, our NEOs must have the ability and desire to manage tactical details. They are also expected to effectively communicate with and lead broad teams of employees across all levels of the organization. Similarly, our NEOs must be able to think strategically and broadly and be able to develop a compelling vision for both their team(s) and the Company. We believe that our business is particularly demanding on our senior executives and we highly value those executives who demonstrate the unique and distinct competencies that are required to flourish in this environment.

Lastly, we occupy a unique position in the financial technology market as there is no other publicly traded company that solely and directly competes with us. Therefore, our NEOs must be innovative as they help set the direction of the Company and determine the role it plays in the financial markets.

Pay Philosophy

Our pay philosophy is tied to the belief that executive and employee compensation should directly correlate with business results, including financial business results. Besides a fixed base salary, executives and employees are eligible for short-term (annual) incentive awards, specifically cash incentives, and long-term (three- to five-year) incentive awards in the form of Company equity. This mix is typical of pay practice structures in both the financial services market, including the broker-dealer community, and the software development market within which we have historically completed for executive talent.

Broker-dealers, in particular, have pay structures that exceed what we can afford to pay, or what would be reflected in a typical review of industry pay levels, especially for executive level positions. This fact is considered by the Compensation Committee and our compensation consultant when evaluating and approving the compensation packages of our key executives, including our CEO. The Compensation Committee attempts to mitigate this upward pressure on executive pay by focusing on managing our aggregate compensation and benefits expense expressed as a percentage of our total annual revenues (“C&B Ratio”), thus improving overall profitability.

As the financial markets prepare to implement sweeping regulatory changes resulting from The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), including the Volcker Rule, industry participants are preparing to build out more technology solutions for, among other things, centralized trading, clearing and reporting capabilities. Our Company is engaged with market participants, affirmation hubs and central clearing organizations to prepare for these changes, and we intend to operate both a swap execution facility and a security-based swap execution facility under Dodd-Frank. The market changes and pending regulatory reform are also creating opportunities for smaller, regional broker-dealers. Each of these factors could create new and increased demand for the expertise and skills of our NEOs, as evidenced by the loss of our President to a broker-dealer in July 2011. The Compensation Committee and our entire Board of Directors believe that our ability to retain our current high-performing team of seasoned NEOs is critical to the Company’s success.

NEO Compensation Programs

The compensation programs for our NEOs are ultimately administered by the Compensation Committee with assistance from management and our independent compensation advisors. The Compensation Committee has developed and continually reviews and revises a compensation and benefits strategy that rewards performance and behaviors to reinforce a culture that will drive our Company’s long-term success.

We have a formal semi-annual planning, goal-setting and feedback process that is fully integrated into the compensation program, creating alignment among individual efforts, our results and the financial awards that are realized by our NEOs as well as our general employee population.

In addition, the NEOs and other senior managers meet regularly to update corporate goals and initiatives based on corporate performance, changes in market conditions and potential new market opportunities. Individual strategic goals and objectives will change as a result of new or changed corporate initiatives.

We seek to promote a long-term commitment to the Company from our NEOs, as we believe that the Company receives significant benefits from the continuity that results in maintaining the same team of seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. To support these objectives, long-term incentives for our NEOs have traditionally been granted as equity incentives, predominantly in the form of performance shares, restricted stock and stock options. Beginning with the 2011 equity awards, the Compensation Committee authorized the use of restricted stock units (“RSUs”) settled in shares of our Common Stock and adopted guidelines for the grant of RSUs under the 2004 Stock Incentive Plan. These guidelines include provisions that allow a recipient to elect to defer the settlement of RSUs, thereby delaying receipt of the shares by the recipient as well as both the individual’s recognition of income taxes and the Company’s offsetting tax deduction. Generally, deferring RSUs has no impact on the vesting of the RSUs, except that the initial vesting date for an RSU deferred in the year of grant must occur at least 13 months after the grant date in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

The value realized by executives from our equity incentive awards depends primarily upon our performance and growth in our stock price. The vesting schedules and performance goals attached to these equity awards reinforce this long-term, performance-based orientation.

Employment Agreements/Retention Concerns

On January 19, 2011, the CEO and President entered into amended and restated employment agreements providing for a four-year term commencing on February 1, 2011, with successive one-year automatic renewals, subject to the right of either party, upon at least 90 days’ notice given prior to the last day of the term, to elect not to extend the term. As the CEO and President contributed to both the Company’s strategic direction and our day-to-day operations, the agreements were intended to retain these NEOs for the foreseeable future and assure continuity in executive management.

In consideration for entering into the amended and restated employment agreements, on January 19, 2011 the Compensation Committee approved grants of RSUs and incentive stock options under the 2004 Stock Incentive Plan (collectively, “Retention Grants”) to the CEO and President. As these Retention Grants comprise a portion of the recipients’ targeted annual total direct compensation (“TDC”), we will annualize the Retention Grants over the four-year term of the amended and restated employment agreements to effectively reduce the size of the equity awards that will be made to the executive for each of the four years of the term of the agreement by applying 25% of the award date grant value to the NEO’s targeted TDC for each of the four years.

Despite receipt of the aforementioned Retention Grants, our President resigned in July 2011 to accept a position as the chief executive officer of a start-up broker-dealer. This validated the Board’s concerns regarding the attractiveness of our NEOs to the broker-dealer community. Despite being subject to non-competition requirements, our executives are able to obtain senior positions outside the scope of the restrictive covenants contained in their employment agreements and other Company policies. Upon his resignation, the President forfeited 100% of the Retention Grant, as well as the balance of his other unvested equity awards received while employed by the Company.

The Retention Grants made to the CEO and President were as follows:

	Restricted Stock Units		Stock Options		Total Value
NEO	Number	Value	Number	Value
		(’000’s)		(’000’s)	(’000’s)
CEO	119,565	$2,500	219,969	$2,500	$5,000
President	59,782	$1,250	109,984	$1,250	$2,500

For the Retention Grants denominated in RSUs, within 30 days following the date of grant the CEO elected to defer the settlement of each tranche of the RSUs for five years from the vesting date (listed below). Accordingly, the first tranche of his Retention Grant RSUs vests 13 months from the date of grant in accordance with Code Section 409A (as set forth below).

All of the Retention Grants have a five-year vesting schedule, as follows:

Vesting Date	Percentage of Award Vested
January 15, 2012 (February 19, 2012 for CEO’s RSU grant)	12.5%
January 15, 2013	25.0%
January 15, 2014	25.0%
January 15, 2015	25.0%
January 15, 2016	12.5%

A portion of the Retention Grants will also vest upon certain terminations of the NEOs’ employment.

The option price for the stock option portion of the Retention Grants was the closing price of our Common Stock on January 19, 2011 ($21.56).

Role of the Compensation Committee

General

The Compensation Committee establishes our compensation policies, provides guidance for the implementation of those policies and determines and recommends to the Board the amounts and elements of compensation for our CEO. The Compensation Committee also collaborates with the CEO in recommending to the Board the amounts and elements of compensation for our NEOs, other than the CEO. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board. The charter is available for viewing or download on our corporate website at www.marketaxess.com under the Investor Relations — Corporate Governance caption.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Compensation Committee annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by the compensation consultant.

The Compensation Committee consults with the compensation consultant for market data and the full Board for performance data when considering decisions concerning the compensation of the CEO. When considering decisions concerning the compensation of our NEOs other than the CEO, the Compensation Committee considers the recommendations of both the CEO (as it relates to the NEOs’ performance) and the compensation consultant (in relation to market data and compensation trends). All compensation decisions related to cash incentives or equity grants for our NEOs are ultimately recommended by the Compensation Committee and ratified by the Board.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee currently retains the services of an independent compensation consultant. During 2011, Grahall LLC (“Grahall”) was retained directly by, and reported directly to, the Compensation Committee for the following compensation-related activities:

•	NEO Pay Analysis — Review and benchmark competitive market pay levels and conduct retention analyses with respect to 2011 compensation for our NEOs and other senior executives;

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Renewal of Executive Employment Contracts — Beginning in 2010 and culminating on January 19, 2011, advise the Compensation Committee regarding the design and negotiation of new employment agreements for our CEO and President as well as the Retention Grants associated with the execution of those agreements;

•	Director Pay Analysis — Review and provide recommendations for compensation for our non-employee directors, including retainers and meeting fees;

•	Employee Pay Analysis — Review and benchmark competitive market pay practices for the remainder of our employee group, excluding our NEOs;

•	Proxy Disclosure — Assist in the preparation of the Company’s CD&A included in the proxy statement for our 2011 Annual Meeting of Stockholders;

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Share Ownership Guidelines — Assist management and the Compensation Committee in the establishment and oversight of our ongoing share ownership guidelines applicable to certain senior executives and members of the Board; and

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General Advice — Other compensation-related recommendations and activities, including providing advice regarding compliance issues, the design and management of our annual incentive plan, and the Company’s equity awards and usage of authorized shares (i.e., “burn rate”), and an ongoing review and composition of our peer group (as discussed below in Peer Group).

The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

How We Determine Pay Levels

We seek to provide competitive compensation that is commensurate with performance. For fiscal 2011, Grahall worked with our CEO and our other managers to gather pertinent Company information, including employee and officer listings, corporate financial performance and the budget for equity grant expense. Grahall independently researched the performance and pay practices of our peer group and augmented that research with applicable financial technology survey data to develop a general understanding of how our compensation practices and programs compare to our industry and the general market. Grahall used this information to assist in preparing recommended pay ranges for TDC and presented them to the Compensation Committee for its consideration and approval. TDC is comprised of base salary, annual cash incentives and long-term equity incentives (but excludes retirement and other benefits generally provided to our other employees). Corporate financial performance (year-over-year growth), individual NEO performance, achievement of corporate strategic goals and the Company’s capacity to incur the suggested compensation expenses factor significantly into the Compensation Committee’s decision of where to position the NEOs in relation to the benchmark data and each other. Additionally, retention concerns related to financial services firms hiring our NEOs and offering higher compensation packages are considered when determining both the amount and the structure of a NEO’s pay.

For fiscal year 2011, we benchmarked our NEOs’ fixed and variable compensation with a peer group of financial services and financial technology companies. This was supplemented, as appropriate, with other relevant survey data used to validate compensation levels and practices within financial services and financial technology companies and U.S. businesses in general. Based on this information, at the end of 2010 for fiscal year 2011, Grahall developed an appropriate range of cash and equity compensation for each individual that was presented to the Compensation Committee. Grahall used our peer group and blended data from a variety of sources (as discussed above) to develop a range of pay levels to guide the Compensation Committee. Moreover, as part of our standard methodology to help ameliorate the volatility that can occur during any particular compensation year — particularly in the financial services and financial technology industries — Grahall aggregated data over multiple years, with an emphasis on the most recent periods.

For any year, the appropriate compensation range for each NEO is determined based on a number of factors, including: the NEO’s role, responsibilities and expertise; the pay level for peers within the Company (internal alignment) and in the market for similar positions (external alignment); the level of competition that exists within the market for a given position; individual performance; and contribution to corporate financial performance, including the development and achievement of our long-term strategic goals and the enhancement of our franchise value. While weightings are developed and utilized for each position, no fixed numerical formula is used to weight these items from year to year.

After consideration of the foregoing data and the internal pay relationships among our NEOs, corporate financial performance, individual performance ratings and the need to attract, motivate and retain an experienced and effective management team, the Compensation Committee determined each NEO’s TDC level within the appropriate range. The Compensation Committee then determined an ideal “pay mix” — the relative amount of TDC for each NEO that should be delivered as base salary, annual cash incentives and long-term equity incentive awards.

Given the Company’s unique position in its industry, we believe that reviewing benchmark data is a vital part of the process by which the Compensation Committee determines relevant pay ranges and pay mix (the allocation of total pay among the different elements). The Compensation Committee uses competitive data to help strike a favorable balance among cost management, wealth creation opportunity and retention, without creating undesirable and unnecessary incentives for NEOs to take risks that might inappropriately place the stockholders’ investment at risk. However, we remain mindful that risk is a necessary and important element of our business, and that some prudent risk-taking is necessary to achieve our growth objectives.

Though we attempt to maintain continuity in the annual data-gathering process, our experience has been that a significant amount of volatility occurs in pay data (and survey participants) from year to year, even when identical survey sources are used. Accordingly, we often use multi-year averages to assess appropriate pay ranges, particularly during periods of high market volatility. This approach may have the effect of “smoothing” short-term variations, which may be appropriate given short-term, isolated volatility in the data but which can also cause a delay in the recognition of an emerging trend with respect to compensation for a given position.

In determining incentive pay levels for our NEOs, the Compensation Committee pays particular attention to the Company’s aggregate Compensation and Benefits expense expressed as a percentage of our total revenues. For example, if our C&B Ratio is greater than that of our peer companies, the Compensation Committee can unilaterally reduce our NEOs’ annual incentive opportunity accordingly. The Compensation Committee believes focusing on the C&B Ratio is both appropriate and typical in the financial services industry, as it gauges and limits aggregate compensation expense in proportion to revenues generated during the applicable fiscal period. Moreover, comparing our C&B Ratio versus our internal guidelines and our industry competitors provides a highly relevant and normalized data point regarding the efficiency of our compensation programs. Since the NEOs’ annual incentive payments are a component of aggregate compensation expense, the Compensation Committee reserves the right to reduce the NEOs’ incentives to reduce the C&B Ratio or to allow for additional incentive payments to the non-NEO employee population. As an ongoing long-term goal is to improve operating margins and stockholder returns, the Compensation Committee has and will continue to pursue a reduction of the C&B Ratio. The C&B Ratio declined by more than six percentage points from 2010 to 2011.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals may vary significantly based on a number of factors, such as scope of duties, tenure, institutional knowledge, individual performance, market conditions and our desire to retain the NEO, and/or the difficulty in recruiting a new executive who has the skill set required to be successful with the Company. Actual total compensation in a given year will vary above or below the target compensation levels based on the attainment of corporate strategic and operating goals, individual performance, the creation of stockholder value and competitive threats.

Peer Group

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the NEOs is the information publicly disclosed by a “peer group” of financial services and technology companies (listed below). While these companies may differ from us in terms of exact size and revenues and their core businesses differ from ours in that none provide the multi-dealer electronic trading platform for credit products that we provide, they are the closest matches available to us in terms of a comparable business model. Each of these firms provides technology solutions to the financial markets, and some provide electronic trading platforms similar to us, albeit in other asset classes.

Due to the hybrid nature of our Company, the potential career opportunities and competition for executive talent are more varied than in a typical company. The firms that best fit our definition of a competitive peer are private firms for which financial results and compensation data are generally unavailable. Therefore, we rely on comparisons to a broader base of companies, such as financial technology firms that may be in other asset classes, companies that are larger or smaller than us in terms of revenues and market capitalization, and companies whose business model may differ from ours.

At the direction of the Compensation Committee, our compensation consultant performs an annual review of potential competitors for consideration in our peer group. Consistent with the above, the consultant considers companies in both the financial services and financial technology industries. The consultant prioritizes companies that compete with us for customers and executive or other employee talent, and whose operations involve a similar asset class or product offering. The consultant augments this approach by considering companies included in industry research reports prepared by investment advisors, “peers of peers” (companies listed as peers by our peers in their proxy statements) and those listed as peers by shareholder advisory services. However, we need to maintain a great deal of flexibility with respect to each of these sources due to the unique nature of our firm.

After development of a list of companies that are similar to us in terms of financial data (with a particular emphasis on market capitalization, followed by annual revenues) and other factors, the consultant develops a subset of target peers and reviews public disclosure regarding the business model being pursued by each company. This allows us to assess alignment with our industry and our strategic approach. For example, in 2011, a competitor deemed an appropriate peer by an investment advisor was rejected by the Compensation Committee and our consultant because that company indicated in its Form 10-K filing a change of strategic direction away from its current strategy and refocusing on pure investment banking. We and the compensation consultant viewed that shift in strategic direction as incompatible with our business.

During 2011, as part of its peer presentation to the Compensation Committee, several new peer additions were discussed and the composition of the existing peers was reconsidered. After thorough deliberation, the Compensation Committee updated our peer group for 2011 by validating each of the existing peers and by adding the following companies:

•	Gain Capital Holdings

•	MSCI, Inc.

•	Interactive Brokers

•	FX Alliance, Inc.

While there is no minimum or maximum number of companies the consultant and Compensation Committee seek to add on an annual basis, in 2011 our deliberations regarding the appropriateness of these companies included consideration of the fact that publicly available compensation information for optionsXpress, LaBranche and Tradestation (three of our longstanding peers) will no longer be available after the 2011 compensation year as a result of merger activity. However, each of those companies was included in our peer group in 2011 along with each of the new companies mentioned above (with the exception of FX Alliance, which did not disclose compensation information for its NEOs until just before its Initial Public Offering that occurred on February 7, 2012).

The Compensation Committee is aware that shareholder advisory services maintain their own peer groups with respect to evaluating the Company’s pay programs, and do so using financial measures similar to the measures used by the compensation consultant (i.e., revenues and market capitalization). However, the advisory services methodology differs in that it (a) utilizes a far broader and more general universe of financial services companies based on Standard and Poors’ GICS classification and (b) uses far narrower financial criteria (i.e., specifically, annual revenue, and to a much lesser extent, market capitalization levels) than the Compensation Committee deems appropriate with respect to the Company. The Compensation Committee believes inclusion of companies that are in or near our core strategy and level of client and product sophistication is superior to companies that are closer in size but whose services, offerings and sophistication level differ markedly from ours. Given the unique nature of what we do and the blend of core competencies that we feel is necessary for our executives to succeed at the Company, the Compensation Committee continues to believe that our current peer group and associated benchmarking processes develop a sound foundation upon which it can determine appropriate pay levels and structures for its key executives.

Our peer group for 2011 was as follows:

Peer	Status	Description	Client Base	Products	Revenue	MarketCap

					(’000’s)	(’000’s)(1)
MarketAxess Holdings Inc.		Electronic trading platform for the trading of corporate bonds and other fixed income products	Institutional	Fixed Income	$181.1	$1,400.0
BGC Partners, Inc.	Used in 2011	Provides brokerage services to the wholesale financial markets across a broad array of products via voice, hybrid, and fully-electronic solutions.	Institutional	Various	$1,464.7	$934.6
CBOE Holdings, Inc.	Used in 2011	Operation of markets for the trading of listed options contracts as well as futures and options on futures products, integrating electronic trading with traditional trading.	Institutional	Listed options and futures	$508.1	$3,540.0
FX Alliance Inc.	To be used beginning 2012	Global provider of electronic foreign exchange trading solutions	Institutional	FX	$118.3	$462.1
Gain Capital Holdings	Used in 2011	Global provider of on-line trading services specializing in foreign exchange, precious metals, and contracts-for-difference (“CFD”)	Institutional and Retail	FX, Metals, CFD	$181.5	$175.9
GFI Group Inc.	Used in 2011	Provides wholesale brokerage and clearing services, electronic execution and trading support products for global financial markets	Institutional	Fixed Income and Equity	$1,015.5	$395.0
Interactive Brokers	Used in 2011	Automated global electronic broker and market maker specializing in routing orders, executive and processing trades in securities, futures, foreign exchange instruments, bonds, and mutual funds.	Institutional	Various	$1,358.3	$757.0
Intercontinental Exchange, Inc.	Used in 2011	Operator of global electronic futures exchanges, over-the-counter markets, derivatives clearing houses, and post-trade services.	Institutional	Various	$1,327.5	$9,680.0
Investment Technology Group, Inc.	Used in 2011	Independent research and execution broker providing institutional liquidity, execution services, analytical tools and proprietary research globally.	Institutional	Equities	$572.0	$404.7
Knight Capital Group, Inc.	Used in 2011	Provides access to capital markets and electronic agency-based trading across multiple asset classes to institutional clients and corporations	Institutional and Corporate	Various	$1,404.5	$1,120.0

Peer	Status	Description	Client Base	Products	Revenue	MarketCap

					(’000’s)	(’000’s)(1)
LaBranche & Co., Inc.	Final year of reporting - 2011
MSCI, Inc.	Used in 2011	Global provider of investment decision support tools and analytics across diverse markets, asset classes, geographies, and clients.	Various, including Institutional	Various	$900.9	$4,340.0
optionsXpress Holdings, Inc.	Final year of reporting - 2011
SWS Group, Inc.(2)	Used in 2011	Diversified financial services delivering investment banking, commercial banking, and related services to institutional, corporations and individuals. Also provides integrated trade execution, clearing and account processing services.	Various, including Institutional	Various	$389.8	$189.1
Tradestation Group, Inc.	Final year of reporting - 2011

(1)	Market cap as reported on April 13, 2012

(2)	SWS Year-End: June 24, 2011

As our business model is unique, this peer group data is supplemented and blended with data from a variety of compensation surveys and public and proprietary data sources. Applicable data are selected and weighted based on their relevance to the specific position and individual being evaluated. As a result, each NEO has a carefully considered and uniquely derived compensation range that blends data from a variety of sources and also takes into account that NEO’s level of experience and marketability. This is based on availability and applicability of peer group and other compensation data for each position and the competitive markets for talent (see Overview of compensation objectives and strategy for our Named Executive Officers above).

Details of the Company’s compensation structure for our NEOs

Pay Elements — Overview

We utilize four main components of compensation for our NEOs:

Compensation Element	Description	Objectives
		Compete in the Market	Retain	Reward Short- Term Performance	Reward Long- Term Performance
Base Salary	Reflects the NEO’s role and responsibilities, experience, expertise and, to a lesser degree, individual performance	✓	✓
Cash Incentives	Designed to reward attainment of annual corporate financial goals and individual performance; allows total cash compensation to fluctuate upward or downward, as appropriate, with individual and corporate performance	✓	✓	✓
Equity Incentives	Designed to tie NEO compensation to stockholder value creation	✓	✓	✓	✓
Other Benefits	Includes healthcare benefits, life insurance and retirement savings plans, and disability plans	✓	✓

In addition to the foregoing elements, our CEO is subject to an employment agreement, which was amended and restated on January 19, 2011 and provides for certain payments and benefits in the event of certain terminations of his employment or a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional detail on potential payments under specific events of termination or upon a change of control. Our President was also subject to a similar employment agreement; however no severance payments were made to him in connection with his termination, as he voluntarily resigned his position.

Pay Mix

We believe that our pay mix helps to align NEO compensation with the interests of our stockholders. While we understand that lower variability in compensation through higher relative base salaries may reduce risk-taking, we believe that appropriate levels of variable compensation tied to corporate results motivates our NEOs and promotes decision-making that is aligned with stockholders’ goals. A lower base of fixed costs (including base salary) helps us manage expenses and operating income. We also believe we have the right pay mix in place to mitigate unnecessary or extraordinary focus on short-term results that could result in increased risk.

•

NEOs receive a significant portion of their compensation in equity that generally vests over three years. This encourages a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity affects the NEOs to the same extent it affects our stockholders.

•

As a significant portion of each NEO’s compensation is awarded in equity and our NEOs are subject to stock ownership guidelines, we believe the NEOs are motivated to align personal performance and decision-making with stockholder value creation and that they are motivated to improve the financial results for the Company on a long-term basis.

•

Our equity agreements for all grants made to all employees have a “Detrimental Activity” clause, which would allow the Company to (1) expire any unexercised stock options or recover any gain realized as a result of exercise from one year of exercise and (2) forfeit any performance shares, restricted stock and RSUs held prior to vesting or, for one year after vesting, recover an amount equal to the fair market value at the time of vesting if the employee engages in certain proscribed activity.

•

Our annual incentive pool is capped (see below under Annual Variable Performance Awards Payable in Cash), and we have also implemented a decreasing accrual rate for the funding of our Employee Incentive Pool (as defined below). This reduces the likelihood of NEOs taking unnecessary risk for increased short-term gains.

•

When earned, performance shares have a subsequent 24-month ratable vesting period. This additional holding period requires NEOs to remain employed with the Company and exposes the shares to additional market risk during the holding period. Thus, value must be created and maintained over time before it is fully realized.

•

We have implemented a 12-month claw-back provision that allows the Company to recoup any or all funds paid to NEOs in the event of a misstatement of financial results (see below under Annual Variable Performance Awards Payable in Cash). This reduces the likelihood of any intentional fraud or oversight in reporting or reviewing the financial results. In addition, we intend to implement any clawback provisions required to comply with law, rules or other regulatory requirements applicable to us or our employees, including policies intended to comply with Dodd-Frank and the Remuneration Code published by the U.K. Financial Services Authority.

A summary of 2011 payments (comprised of 2011 base salary, 2011 year-end cash incentive paid in January 2012 and January 2011 equity grants) is as follows:

	Cash Payments				Equity(3)				Performance Equity		TDC
	Base Salary (1)(2)	% of TDC	Cash Incentive	% of TDC	Restricted Stock Units(3)	Residual Value(4)	Annual Value of Multi-Year Grants(5)	% of TDC	Performance Shares(6)	% of TDC
CEO	$400,000	7%	$2,050,000	36%	$1,400,000	$86,667	$1,250,000	47%	$600,000	10%	$5,786,667
President(7)	$155,769	—	—	—	$700,000	$555,000	$625,000	—	$300,000	—	—
CFO	$241,667	20%	$700,000	56%	$210,000			17%	$90,000	7%	$1,241,667
CIO	$270,833	13%	$1,300,000	61%	$385,000			18%	$165,000	8%	$2,120,833
Chief OCR Officer	$200,000	21%	$475,000	52%	$150,000			16%	$100,000	11%	$925,000

(1)	President — actual salary paid through July 7, 2011.

(2)	CFO — salary increase from $200,000 to $300,000 effective August 1, 2011.
CIO — salary increase from $250,000 to $300,000 effective August 1, 2011.

(3)	Restricted Stock Units were granted January 2011 and vest over three years. Value represents intended grant value on the date of grant.

(4)	Residual value of Multi-Year Grants — CEO’s final tranche of his 2006 multi-year grant vested on February 1, 2011 (one month of value applied); President’s final tranche of his 2006 multi-year grant was scheduled to vest on October 1, 2011 (nine months of value applied).

(5)	Annual Value of Multi-Year Grants — 25% of multi-year grant awarded in conjunction with the CEO’s and President’s amended employment agreements in January 2011.

(6)	Performance Equity — Granted January 2011; performance shares settle one year after grant and vest over the following two years; represents value of performance shares at the time of grant (prior to settlement).

(7)	President resigned effective July 7, 2011. All unvested equity was forfeited. No cash bonus was paid to the President in conjunction with performance year 2011.

As detailed in the section below titled Annual Variable Performance Awards Payable in Cash, the Compensation Committee considered the financial performance of the Company, individual contributions of each NEO (listed below), the “annualized” value of the Retention Awards for the CEO and President and retention concerns in making a determination as to the compensation mix and in targeting each NEO’s TDC. The guidance for TDC was also based on the benchmark data obtained from our peer group and other compensation surveys (see above under How We Determine Pay Levels). The data selected for each NEO were individualized based on the NEO’s position, role within the organization and the scope of responsibilities during 2011, particularly in the case of the CIO. Given the strong performance of the Company and the NEOs’ individual contributions for the performance year, the Compensation Committee raised the NEOs’ TDC levels over 2010 levels and targeted each NEO’s TDC above median of the market data:

NEO	TDC	Market Positioning
CEO	$5,786,667	At 75th
CFO	$1,241,667	Between Median and 75th
CIO	$2,120,833	At 75th
Chief OCR Officer	$925,000	Between Median and 75th

Please refer to TDC Considerations for further discussion in regard to each NEO’s TDC.

The mix of compensation and benefits received by each NEO, including benefits that were given to NEOs at the cost of the Company, can be found below (see below under Other Benefits for more detailed information on benefits received by NEOs). The CEO receives the highest percentage of equity compensation, given his position, the market data for total compensation and the Company’s limitations on cash bonuses. The CFO and the Chief OCR Officer have the highest percentage of compensation paid in the form of base salary, given their positions and the relevant market data.

Tally Sheets

In 2011, the Compensation Committee continued its use of “tally sheets” in its review of compensation levels for the NEOs. Tally sheets are summary reports of historical compensation for each NEO prepared by management with the compensation consultant’s assistance. Because the Company does not have extensive retirement benefits or other elaborate compensation programs, including perquisites, under which significant value can be accumulated, the primary benefits of using tally sheets are to provide historical perspective regarding the elements of pay for each NEO. The Compensation Committee and the compensation consultant also used tally sheets to conduct sensitivity analysis to assess the value of each NEO’s forfeitable and non-forfeitable equity at different stock prices. In this way, the Compensation Committee’s decisions reflect a more informed perspective regarding prior equity grants and incentive opportunities and considers the retention value of all existing awards as a whole. Based on this evaluation, we then consider what changes, if any, might be appropriate in our “Flex Share” program (see below under Long-term Incentives — Equity-based Awards) or in other aspects of our broader compensation scheme.

Pay Elements — Details

Base Salary

We do not provide automatic annual salary increases; instead, the Compensation Committee reviews all components of remuneration and decides which elements of compensation, if any, should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. This approach supports our “pay for performance” culture and our intention to offer compensation that is highly correlated with each NEO’s individual responsibilities and performance, with corporate financial performance and with return for stockholders.

The Compensation Committee performed its annual review of base salaries at the end of 2010 for 2011 and determined to forgo base pay increases for the NEOs, despite higher than typical increases in certain competitive data. This is consistent with our compensation policy to carefully manage fixed expenses.

However, after the resignation of our President in July 2011, the CEO reviewed the base salaries of the NEOs (excluding himself) with the Compensation Committee. Upon the CEO’s recommendation, the Compensation Committee increased the CIO’s base salary from $250,000 per annum to $300,000 per annum and the CFO’s base salary from $200,000 per annum to $300,000 per annum, effective August 1, 2011. Our rationale was both to increase the likelihood of retaining key NEOs during this transition period and to recognize the increased responsibilities assumed by the CIO and CFO after the President’s departure.

At the end of 2011, the Compensation Committee increased the CEO’s pay from $400,000 per annum to $500,000 per annum. This was the CEO’s first increase since January 1, 2006.

A five-year history of the Compensation Committee’s salary decisions with respect to our NEOs appears below.

	NEO Salary History (’000’s)							Market Positioning
						2011 Mid Year	2012
	2007	2008	2009	2010	2011
CEO	$400	$400	$400	$400	$400	$400	$500	At 25th
President	$300	$300	$300	$300	$300
CFO	$200	$200	$200	$200	$200	$300	$300	Between 25th and Median
CIO	$200	$200	$200	$250	$250	$300	$300	At 25th
Chief OCR Officer	$200	$200	$200	$200	$200	$200	$200	At 25th
Total	$1,300	$1,300	$1,300	$1,350	$1,350	$1,200	$1,300
Aggregate Change		0.0%	0.0%	3.8%	0.0%	-11.1%	8.3%

As part of our philosophy to actively manage fixed costs, we consciously target our executives’ base salaries to levels significantly lower than the applicable median base pay levels suggested by the benchmark data. We believe this offers the Company improved cost control, as lower base salaries enable us to better manage fixed compensation costs, reduce benefits costs and increase our emphasis on variable pay, which in turn results in improved alignment between our compensation and our financial performance. Accordingly, the Compensation Committee believes that keeping base salaries constant is an effective method to reinforce our pay-for-performance philosophy.

Annual Variable Performance Awards Payable in Cash

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and any other executive officer (other than the CFO) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements.

To ensure the tax deductibility of any performance-based cash compensation awarded to the NEOs (other than our CFO), the Board adopted the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (the “Performance Incentive Plan”). The Performance Incentive Plan was initially approved by stockholders at the 2009 Annual Meeting. An amendment and restatement of the Performance Incentive Plan has been submitted to stockholders for approval at the 2012 Annual Meeting. If approved, the Performance Incentive Plan will permit us to award performance-based compensation to our NEOs (other than our CFO) that is structured in a manner intended to meet the requirements for “performance-based compensation” through the 2017 Annual Meeting of Stockholders.

The CEO and CIO comprise the two individuals who were eligible for payment under the Performance Incentive Plan for the 2011 performance period. The CFO was not included as a participant in the Performance Incentive Plan as his compensation is not subject to Code Section 162(m), as provided under Notice 2007-49 issued by the Internal Revenue Service (“IRS”). The President was a participant in the Performance Incentive Plan for the 2011 performance period but was not eligible for a payment as he terminated his employment with the Company prior to the end of the performance period. For 2011, the former Chief OCR Officer was a participant in the Employee Plan discussed below.

We also maintain the 2009 Employee Performance Incentive Plan (the “Employee Plan”), in which our CFO and former Chief OCR Officer currently participate. Despite his exclusion from the Performance Incentive Plan, our CFO’s incentive opportunities and actual incentive pay determinations remain subject to the Compensation Committee’s oversight and discretion. The Employee Plan is substantially similar to the Performance Incentive Plan, except that it is not necessary for awards granted under the Employee Plan to comply with the “performance-based” compensation exception under Code Section 162(m), as the plan participants are not subject to Code Section 162(m)’s pay limitations and associated tax exclusions. The employee cash incentive pool for 2011 was implemented under the Employee Plan.

Annual Incentive Pool and Performance Criteria

Calendar Year 2011

At the beginning of 2011, the Compensation Committee set the 2011 target accrual under the Employee Plan (in which our CFO participated) at 24.4% of the Company’s 2011 pre-tax operating income before cash incentive expense (the “Variable Accrual”), with no minimum (guaranteed) accrual (the “Employee Incentive Pool”). The Variable Accrual was based on our target financial plan and the aggregate amount needed to pay employees consistent with the median of market data. Our accrual rate is designed to decrease once the Company meets or exceeds 110% of its operating income goal on a pre-incentive basis. Specifically, the 2011 plan decreased the marginal accrual by 0.5 percentage point for each 10% of over-achievement against target performance (see Annual Incentive Accrual Rates in the chart below) (with straight-line interpolation between thresholds). The declining accrual rate allows for further variability tied to corporate financial performance and further ties NEO and employee compensation to financial results, while insuring that an increasing amount of profits from superior financial performance is realized by our stockholders. We believe that the accrual rate creates a fair balance between (a) the goal of creating appropriate annual performance incentives to retain and reward high performers and (b) expense management where any incremental cash incentive expense is only borne by the Company if financial performance is exceeded, thereby helping us to meet our ongoing objective of reducing our C&B Ratio. Given that the Compensation Committee has the ability to apply negative discretion and that base salaries are generally positioned significantly lower than the applicable median base pay levels suggested by the benchmark data, in 2011, similar to prior years, accruals were calculated based solely on operating income (i.e., profitability). Specifically, there is no “hurdle rate” or minimum performance requirement that must be achieved prior to the accrual commencing.

For 2011, the Company exceeded the targeted, pre-incentive, pre-tax operating income goal; therefore, in accordance with the decreasing marginal accrual rate outlined above, the accrual rate for the Employee Incentive Pool was reduced from the targeted rate of 24.4%. The accrual rate was further reduced when the Compensation Committee exercised its discretion and capped the accrual of the Employee Incentive Pool at 20.22% of the Company’s 2011 pre-tax operating income. As such, the 2011 Employee Incentive Pool, was higher than the

2010 accrual levels. Specifically, the Employee Incentive Pool for 2011 was $19.946 million, compared to $17.672 million in 2010 (a 13% increase).

The incentive pool accrual under the 2011 incentive program in which our NEOs other than our CFO participated (the “2011 Incentive Program”) was set at 25% of the corporate Variable Accrual (the “NEO Incentive Pool”), down from 32.5% in 2010. The reasons for the declining percentage allocated to the NEOs were two-fold: budgeted higher operating income resulting in lower accrual rates for the Variable Accrual and 2011 Incentive Program and the reduction of the number of participants as the Chief OCR Officer was not included in the 2011 Incentive Program due to his role change. There was no minimum (guaranteed) accrual under the 2011 Incentive Program. The percentage for the NEO Incentive Pool was determined by the Compensation Committee based on the aggregate median benchmark data for the NEOs.

The maximum amount that could be earned from the NEO Incentive Pool by each of the NEOs who participated in the 2011 Incentive Program was established as a percentage of the NEO Incentive Pool and was determined based on the NEO’s role, responsibilities and expertise; comparable internal pay levels for peers within the Company and external pay levels for similar positions within our benchmark peers; the level of competition that exists within the market for a given position; and the NEO’s ability to contribute to our financial performance and/or realization of our on-going strategic initiatives. The percentage of the NEO Incentive Pool that could be earned by the CEO was 44%, 32% for the President, and 24% for the CIO. Any amount of the NEO Incentive Pool not paid to the NEOs reverted to the general funds of the Company and the Employee Incentive Pool was increased by such amount. This practice was applied to the portion of the 2011 Incentive Program allocated to the President. As he resigned in the middle of the year, the Compensation Committee reallocated his accrual to the Employee Incentive Pool and then reduced the accrual to reflect his departure.

In 2011, we did not set individual financial performance goals for the NEOs for achievement of incentive compensation, and there were no specific quantitative individual-level financial goals used to determine compensation. The actual level of cash incentive awards for each of the NEOs was determined in the context of our financial performance in 2011, each officer’s individual strategic and qualitative accomplishments (as discussed below), comparative market data and all other components of the NEO’s TDC. In addition, in determining the value of the awards to be made, the Compensation Committee also acknowledged the increased responsibility of the NEOs in the wake of the President’s departure. At the conclusion of the 2011 performance period, the Compensation Committee determined the actual amount to be paid to the NEOs and exercised its discretion to pay the CEO an amount that was lower than the maximum amount permitted. In addition, the Compensation Committee determined that the CIO be paid a nominal amount over the maximum amount permitted due to his contributions and augmented responsibilities. A further discussion appears below.

The table below shows the actual payout amounts for each of the NEOs who participated in the 2011 Incentive Program in relation to the maximum they were allowed to receive from the NEO Incentive Pool. While $5.25 million was initially accrued under the funding formula for the NEO Incentive Pool, the Compensation Committee reduced the NEO Incentive Pool after the departure of the President to $3.57 million and then further reduced the payouts to an aggregate of $3.35 million. A detailed discussion of the actual incentive payments awarded to each NEO, including the CFO, appears later in this section.

Calendar Year 2011	Financial Results	Original NEO Incentive Pool (25%of Variable Accrual)	Revised Accrual (post President’s Departure)
	(’000’s)	(’000’s)	(’000’s)
Revenues	$181,099
Expenses	$102,366
Op Inc (before taxes)	$78,733
Variable Accrual		$5,250	$3,570

Limitations by Officer — 2011	Maximum Percentage	Maximum Amount	Actual Amount
		(’000’s)	(’000’s)
CEO	44%	$2,310	$2,050
President	32%	$1,680	—
CIO	24%	$1,260	$1,300
Total		$5,250	$3,350

Despite record revenues and operating income and an increase in market data, the Compensation Committee exercised downward discretion and paid the CEO less than the maximum award he was eligible to receive under the limits set by the 2011 Incentive Program. This downward discretion was based on the percentage increase in cash incentive compensation vs. financial results for the Company, internal equity, the annual equity award that was contemplated for him as well as the annualized value of the Retention Grant awarded to him in January 2011. All these factors were considered in the context of competitive positioning of the CEO versus the market.

Excluding the adjustments made to the accrual after the President’s departure, approximately $220,000 not paid to the NEOs reverted to the bonus pool for non-NEOs, where it was available for bonus awards to the Company’s other employees.

A summary of cash incentives awarded to the NEOs for 2010 and 2011, and the relationship between the NEOs’ cash incentive growth, the Company’s operating income and stockholder value measured as EPS, is as follows:

Financial Comparison	2010 Actual	2011 Actual	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
Operating Income (’000’s)	$50,910	$78,733	54.7%
EPS	$0.80	$1.20	50.0%

	2010 Actual	2011 Actual	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
CEO	$1,650	$2,050	24%
President	$1,300	—	—
CFO	$500	$700	40%
CIO	$1,000	$1,300	30%
Chief OCR Officer	$400	$475	19%

Aggregate	$4,850	$4,525	-7%
Same employees 2010 / 2011	$3,550	$4,525	27%
Same NEOs 2010 / 2011	$3,150	$4,050	29%
Bonus Accrual	$17,672	$19,946	13%

As illustrated in the above chart, the Compensation Committee rewarded the NEOs for their contributions to our record revenue and profit growth in 2011. Given the strong cash accrual, the Compensation Committee increased the payout level to target approximately the 75th percentile of benchmark data versus its traditional practice of targeting at the 50th percentile if performance targets were met (the CIO was paid above the 75th percentile as a result of his increased responsibilities, as described above).

The cash incentive payments for 2011 resulted in the following positioning against market for the following NEOs:

	Total Cash (Base + Incentive)	Compared to Median
CEO	$2,450,000	Between Median and 75th
CFO	$941,667	At 75th
CIO	$1,570,833	Above 75th
Chief OCR Officer	$675,000	At 75th

Additional Bonus Payment to CIO

In addition to the amount paid to the CIO under the 2011 Incentive Program, the Compensation Committee determined that he be paid an additional discretionary bonus of $40,000. The additional bonus was directly related to his increased responsibilities due to the unexpected mid-year departure of the President. Because the CIO’s role also encompassed the on-going management of the North American business in conjunction with other executives in the wake of the President’s resignation, his total cash award was intended to reflect the payment levels of executives responsible for a revenue-producing business. This additional bonus payment to the CIO did not qualify as performance-based compensation under Code Section 162(m).

Calendar Year 2012

For performance year 2012, the Compensation Committee set the target accrual for the Employee Incentive Pool at 18.94% of operating income on a pre-incentive basis (approximately 6% lower than in 2011) (see Annual Incentive Accrual Rate chart below). The Compensation Committee lowered the accrual at plan versus the previous year as a result of the Company’s budgeted higher operating income. In addition, the Compensation Committee accelerated the declining accrual rate to 0.5 percentage point for each 5% of over-achievement beginning at 110% of plan versus 0.5 percentage point for every 10% over-achievement in effect for 2011. This supports the Compensation Committee’s long-term objective to improve operating margins by reducing the C&B Ratio as the Company grows its revenues and profits. In addition, the Compensation Committee retains its right to exercise negative discretion.

The Compensation Committee uses operating income to reward performance because it is highly correlated to revenue growth, which is our primary focus at this phase in the Company’s growth cycle. An overview of our Employee Incentive Pool accrual methodology over the past five years follows.

	2008	2009	2010		2011		2012
Minimum Accrual (’000’s)	$3,000	$2,000	$0		$0		$0
Variable Accrual Percent	30%	27%	27.75%	*	24.4%	*	18.94%	**

*	Declining accrual rate of 0.5% for every 10% overachievement once 110% achievement is met

**	Declining accrual rate of 0.5% for every 5% overachievement once 110% achievement is met

Below is a comparison of the 2011 and 2012 accrual details.

Annual Incentive Accrual Rate
2011		2012
Operating Income		Operating Income
Thresholds	Accrual %	Thresholds	Accrual %
0 — 110% of plan	24.40%	0 — 110% of plan	18.94%
110 — 120%	23.90%	110 — 115%	18.44%
120 — 130%	23.40%	115 — 120%	17.94%
130 — 140%	22.90%	120 — 125%	17.44%
140 — 150%	22.40%	125 — 130%	16.94%
Every additional 10% increment	-0.5%	Every additional 5% increment	-0.5%
Total decline at 120% overachivement	0.5%	Total decline at 120% overachivement	1.0%
Total decline at 150% overachivement	2.0%	Total decline at 150% overachivement	4.0%

For 2012, the Compensation Committee has adopted a program under the Performance Incentive Plan for our CEO and CIO that is structurally similar to the 2011 Incentive Program. As they will be the only participants, the incentive pool funding will be reduced to 15.75% of the Variable Accrual of the Company’s 2012 pre-tax operating income before cash incentive expense (down from 25% in 2011), with a maximum accrual of $3.938 million (“2012 NEO Incentive Pool”). As he did in 2011, the former Chief OCR Officer will participate in the general Employee Plan in 2012. The CEO’s and CIO’s respective maximum percentage payouts of the 2012 NEO Incentive Pool will be as follows:

2012 Allocation
CEO	61%
CIO	39%

Further, based on the 2012 distribution of the 2012 NEO Incentive Pool, individual NEOs’ maximum bonus opportunities are as follows:

Cash Bonus Payments	Allocation	Maximum Payments at Target*	Maximum to be Paid in 2012*
		(’000’s)	(’000’s)
CEO	61%	$2,066	$2,402
CIO	39%	$1,321	$1,536

*	Compensation Committee retains downward discretion

The maximum amount potentially payable at target represents cash awards to the participating NEOs at the same value as was paid in 2011 yet for a higher level of performance. To be paid the maximum permitted under this program, the Company must exceed 130% of planned pre-tax operating income (calculated before the cash incentive expense).

The actual percentage of the 2012 NEO Incentive Pool that may be earned by a NEO remains subject to the Compensation Committee’s discretion to reduce the actual amount paid to each NEO on an annual basis. The Compensation Committee believes that the percentage allocation of the 2012 NEO Incentive Pool among our NEOs is appropriate, based upon the individual and aggregate data it has reviewed and internal equity considerations.

The Compensation Committee believes the limitations on cash incentives as a result of the changes to the accrual methodology for the Employee Incentive Pool and to the NEO Incentive Pool are sufficiently high to motivate the plan participants without encouraging excessive risk-taking. We believe that our NEOs will be appropriately rewarded by short-term incentives and motivated to adopt a long-term perspective that aligns with their equity holdings and with our stockholders’ outlook. However, the Compensation Committee intends to continue to review the NEO incentive compensation program design for future years.

Performance Evaluations

In assessing performance for the CEO, the Compensation Committee credited him with leading the Company and the resulting outperformance of our internal financial plans and growth relative to our peer group:

•	Record revenues of $181 million, up 23.8% from $146 million in 2010;

•	Expenses increased just over $7 million, resulting in record operating income of $78.7 million, up 54.7% from 2010;

•	EPS increased 49.7% to $1.20 in 2011 from $0.80 in 2010;

•	The Company’s stock price closed at $30.11 at the end of 2011, up from $20.81 in 2010;

•	Total trading volume increased to $525 billion in 2011 from $402.3 billion in 2010;

•

Estimated U.S. high-grade market share for the fourth fiscal quarter of 2011 increased to 12.2% (vs. 9.6% for the fourth quarter of 2010) and 11.1% for the full year 2011 (versus 8.4% for the full year 2010); and

•	The Company was a top quartile performer among its peers in year-over-year growth:

¡	80th percentile in operating income growth;

¡	81st percentile in revenue growth;

¡	89th percentile in EPS growth; and

¡	Rank 1 in the group in share price growth.

The CEO was also credited with the following qualitative achievements in his role as CEO and Chairman:

•	Managing the organizational transition following the departure of our President, resulting in no lost business momentum;

•

Serving as an industry leader in response to the enactment of Dodd-Frank, providing thought leadership in regard to rule-making and implementation both within the financial markets as well as with the regulators in Washington, D.C.;

•

Successfully chairing the Board to develop a strategy in 2011 that focused on organic growth in our core business and product expansion, resulting in a significant increase in trading volume, market share and revenues; and

•	Continuing to retain a strong base of well-respected, large public stockholders who are long-term growth investors.

In determining the cash incentive compensation for the CFO, the Compensation Committee and CEO focused on corporate financial performance. In addition, the CFO was credited with:

•

Working more closely with the business executives, after the departure of the President, in making the best immediate and long-term financial decisions, including developing fee plan models for new dealers in the U.S. and alternative models for European dealers;

•	Continued improvements in internal and external financial reporting resulted in more detailed and accurate forecasts and shorter timetables required for regulatory reporting;

•

Partnering with the CEO and the Board on potential merger and acquisition opportunities and providing detailed analyses to determine the likelihood of the transaction creating long-term stockholder value; and

•	Further strengthening the Company’s relationship with analysts and investors and providing them with better tools for their analyses.

The CIO and his team are instrumental to the Company’s revenue by providing unique, stable, world-class technology to the credit markets. Specifically, the CIO was credited with:

•	A highly stable and reliable trading application;

•

Three major releases and four minor releases providing significant enhanced functionality to the platform, including protocols required for CDS trading and for our future swap execution facility application as well as specific enhancements for key clients;

•	Increasing revenues from our technology services initiatives by 48% and growing operating income to over $1 million versus break-even in 2010;

•	Increasing revenues and operating income from our data product by 12% and 46%, respectively; and

•	Retention of senior and key personnel across the technology organization.

As it relates to his expanded responsibilities after the resignation of our President, the CIO was credited with working together with the Head of North American Sales in running the day-to-day business for U.S. traded products. This included instilling more discipline around metrics and results management, thereby contributing to the Company’s overall growth and record results in 2011.

In determining the Chief OCR Officer’s compensation, the Compensation Committee and CEO focused on his contributions to the Company’s strategy and operations:

•	Effectively managing the Company’s credit and operational risk in key business areas, including within the scope of Sarbanes-Oxley;

•

Setting up the organization and infrastructure needed internally for the Company to be prepared for the implementation of the requirements of Dodd-Frank, including the development of a clearing and connectivity strategy;

•	Managing the CDS Working Group and continuing to help steer the Company’s CDS product development strategy and plans for execution;

•	Driving geographical expansion opportunities in Asia and Brazil by identifying organic opportunities and researching potential joint venture possibilities; and

•	Hiring and on-boarding a new Head of Marketing and Communications, who significantly increased the Company’s profile in the media, especially in regard to regulatory reform.

Long-term Incentives — Equity-based Awards

The Compensation Committee regularly evaluates the use of equity-based awards and intends to continue to use such awards as part of designing and administering the Company’s compensation program. Equity awards are generally granted to our NEOs at the time of hire and then annually at the end of each fiscal year for corporate, unit and individual performance.

In 2011, for performance in 2010, the Compensation Committee continued its practice of granting our NEOs equity-based awards (“Performance Grants”) in the form of restricted stock and performance shares. The Performance Grants serve as a retention and long-term reward tool, helping to balance the recent increases in short-term cash incentive payments. Equity awards also permit the Compensation Committee to increase retention of key executives because a NEO only profits if he continues his employment with the Company and satisfies the award’s applicable vesting period. Ultimately, the executive maximizes the value realized from the award when the Company’s share price increases and loses relative value when the Company’s share price declines, providing alignment with the Company’s stockholders.

In 2012, for performance in 2011, our NEOs were awarded Performance Grants in the form of RSUs and performance shares, as discussed below. The settlement of RSUs may be deferred by the recipient, which provides the NEOs with the added benefit of allowing them to maintain additional upside leverage in our shares of Common Stock through delayed taxation.

Only the CEO elected to defer the settlement of the RSUs he received in 2011 for performance in 2010 and in 2012 for performance in 2011. The CFO elected to defer a portion of the grant he received in 2012 for performance in 2011. The RSUs not deferred by the CFO and CIO will have virtually identical characteristics with respect to value, forfeiture, vesting and settlement as restricted stock.

For each performance share earned, a participant receives one share of restricted stock that vests and becomes freely tradeable in equal 50% installments on each of the second and third anniversaries of the original grant date of the applicable performance share award. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

Objectives
Type of Equity	Objectives and Consequences	Compete in the Market	Retain	Reward Short-Term Performance	Reward Long- Term Performance

Restricted Stock Units/Restricted Stock	Provide a strong retention incentive in that they require continuous employment while vesting. Use fewer shares than other vehicles such as stock options. Provide moderate reward for growth in our stock price.	✓	✓		✓
Stock Options	Provide strong reward for growth in our stock price as the entire value of the option depends on future stock price appreciation. Serve as a retention incentive in that they require continuous employment while vesting; however, can be non-retentive if the option is “under water.” Most dilutive form of equity grant.	✓	✓		✓
Performance Shares	Focus our NEOs on annual performance goals while also providing a strong long-term performance and retention incentive as they require continuous employment for vesting. Use fewer shares than other vehicles such as stock options. Provide reward for growth through the sliding scale for payouts and via growth in our stock price.	✓	✓	✓	✓

The number of equity awards granted to our NEOs is determined in a manner consistent with the process used to determine annual cash incentive opportunities: the budget for equity-related expenses, corporate financial performance, group and individual performance, benchmark data and retention requirements are all factors weighed in determining the equity award. Additionally, total planned cash compensation vs. benchmark data is considered when determining the size and type of equity grant.

In addition to his 2011 year-end equity grant, on January 13, 2012 the Compensation Committee awarded the CFO a five-year retention grant valued at $1 million. Using the Company’s average closing price on the ten business days leading up to and including the date of grant, the CFO was awarded 32,520 RSUs, half of which he chose to defer for five years from the applicable vesting date. The RSUs will vest in five equal installments commencing on February 13, 2013 (the initial vest of the deferred portion is 13 months from the grant date of grant, in accordance with Code Section 409A), and thereafter on January 15th of each year beginning in 2014 and ending in 2017.

The retention grant was awarded to the CFO for the following reasons:

•	He has taken on more responsibility since the departure of the President in 2011;

•	He has consistently exceeded expectations in regard to performance; and

•

Given that prior to his appointment as CFO in 2010 he was not an executive officer or part of the global management team, his equity holdings were inconsistent with the relative holdings of his peers and the Compensation Committee and Company were concerned about their ability to retain him.

Twenty percent of the value of the award will be attributed to each year of service beginning after year-end 2011. The intent of the retention award is that it provides some, but not all, equity value that may be otherwise granted at year-end. Therefore, the amount of any annual award for which he may be eligible in the future will be reduced by the annual attributed value of the retention award as will be discussed below.

The performance grants made to the CFO in relation to the 2011 year-end compensation decision were granted on Friday, January 13, 2012.

The expected value of the year-end equity awards to each NEO and grants to new executive officers is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each NEO. The actual grant amount (i.e., number of shares or options) is then approved by the Compensation Committee on or before the grant date. The average closing price of our Common Stock for the ten business days leading up to and including January 15 (or the preceding business day if January 15 is not a business day) is used to convert the compensation equity value to shares. This average pricing methodology smoothes out any significant swings in the stock price during the first business days of the new year. The pricing for the 2011 year-end grants was calculated as follows:

	2012 Closing Price of MKTX
	12/30/2011	1/3/2012	1/4/2012	1/5/2012	1/6/2012	1/9/2012	1/10/2012	1/11/2012	1/12/2012	1/13/2012	Avg
MKTX	$30.11	$29.26	$30.01	$31.10	$30.88	$31.71	$32.16	$30.77	$30.87	$30.64	30.751

Our policy is to grant all our annual equity awards on January 15 of the following year (or the preceding business day if January 15 is not a business day). This insures that the timing of any option grants and the setting of the exercise price, which is the closing price per share of our Common Stock on the NASDAQ Stock Market (“Stock Price”) on the date of grant, will not be arbitrary or subject to manipulation.

The Retention Grants made to the CEO and President in connection with their amended employment agreements were delayed until January 19, 2011, the date those agreements were finalized and executed. The ten-day average used was calculated through January 19, 2011, reducing the number of shares that were granted versus the number that would have been granted had the equity been granted on January 14, 2011. The average price used was $20.91 versus $20.59 on January 14.

As discussed above, Section 162(m) of the Code does not allow the Company to take a tax deduction for compensation in excess of $1 million per year paid to the CEO and certain other NEOs unless it is performance-based compensation that, in accordance with Section 162(m) of the Code, is based upon performance goals that have been approved by stockholders. Stockholder approval (or re-approval) of the performance goals is required at least every five years. The performance goals for performance-based awards under the 2004 Stock Incentive Plan had last been approved by stockholders in 2006 and expired at the Company’s 2011 Annual Meeting. In January 2012 we determined that the awards granted to the CEO and CIO should continue to qualify for the performance-based exception under Section 162(m) of the Code. Accordingly, in lieu of performance share awards under the 2004 Stock Incentive Plan, on February 15, 2012 the CEO and CIO were granted performance awards under the 162(m) Incentive Plan, under which the performance goals were still in effect. These performance awards are structured to provide the CEO and CIO with the same equity value at the end of the performance period as they would have received had they been granted the performance share awards. Solely for measurement purposes, the target cash award granted under the 162(m) Incentive Plan will be deemed invested during fiscal year 2012 in a number of shares of the Company’s Common Stock (“Measurement Shares”) equal in value to the amount of the target cash award using the ten-day average closing price of the Common Stock on January 13, 2012. On December 31, 2012, the value of the cash award will be adjusted to an amount equal to the value of the Measurement Shares on that day. This adjusted value will then be measured against the level of achievement of the performance goal (which is the same goal as under the performance shares (detailed below)) to determine the value of the earned award. If earned, the value of the award will then be converted into a number of restricted shares of Common Stock granted as “Other Stock-Based Awards” under the 2004 Stock Incentive Plan (which will be re-named the 2012 Incentive Plan if the stockholders approve Proposal 4 in this Proxy Statement). All other terms of the performance awards will be the same as the applicable form of performance share award. An example follows:

Award Made Under Equity Plan		Award Made Under 162(m) Plan
Assumptions (for example purposes only)		Assumptions (for example purposes only)
Grant Value	$200,000	Grant Value	$200,000
Avg 10 day price at grant	30.751	Avg 10 day price at grant	30.751
Payout Level	90%	Payout Level	90%
Price at the time of payout (settlement)	35.00	Price at the time of payout (settlement)	35.00

Grant value	$200,000	Target Cash Award	$200,000
Performance share grant award	6,504	Measurement shares	6,504
		Value of the measurement shares on the date of measurement (based on stock price at that time)	$227,635
Payout based on results (units)	5,853	Payout based on results	$204,871
Value at the time of settlement	$204,871	Converted to stock	5,853

The accounting expense to the Company of the performance awards is slightly higher than if the CEO and CIO would have been granted performance share awards on January 13, 2012 due to the increase in the Company’s stock price between January 13, 2012 and the closing price on the grant date of the new awards.

For more information regarding the specific equity awards that were granted to the NEOs in fiscal 2011, see below under Grants of plan-based awards.

Use of Performance Shares

The Compensation Committee also utilizes performance shares to tie the long-term equity component of compensation more closely to stockholder returns.

Our performance share award agreements provide for the grant of a target number of performance shares (further detailed below) that will vest or be forfeited based on our achievement, during the applicable performance period, of a level of pre-tax operating income per share of our Common Stock before payment of (a) cash incentives for performance during the performance period and (b) expenses incurred in connection with the grant of all performance share awards for the performance period.

For each performance share earned, a participant receives one share of restricted stock that vests and becomes freely tradeable in equal 50% installments on each of the second and third anniversaries of the original grant date of the applicable performance share award. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

In January 2011, the Compensation Committee approved grants for an aggregate of 46,357 performance shares to our NEOs (not including our former President) for the 2011 performance period. Performance for calendar year 2011 was 118% of the established target (actual EPS on a pre-bonus expense and pre-performance share expense basis was $2.51, versus targeted EPS of $2.12); therefore, the performance shares settled at 145%

achievement (see below for details regarding payout levels). This resulted in the conversion of the performance shares to 67,218 shares of restricted stock awarded to recipients (net the shares forfeited by the President). These shares vest in two equal annual installments on January 15, 2013 and January 15, 2014.

	Performance Share Grant made Jan 14, 2011	Value on Date of Grant(1)	Settlement of Performance Shares on Feb 3, 2012	Value of Grant on Date of Settlement(2)
CEO	29,126	$628,830	42,233	$1,450,693
President(3)	14,563	$314,415	—	—
CFO	4,368	$94,305	6,334	$217,559
CIO	8,009	$172,914	11,613	$398,908
Chief OCR Officer	4,854	$104,798	7,038	$241,766

(1) Based on the closing price on January 14, 2011 of $21.59 (Grant Date)
(2) Based on the closing price on February 3, 2012 of $34.35 (Settlement Date)
(3) President resigned prior to settlement

Our results for 2011 are slightly below our results for 2010 and 2009, which paid out at 150%, but contrast starkly with 2008, when our performance targets that were established in January 2008 were not satisfied. The Compensation Committee believes that the disparate results (and dramatically different realized performance share value) achieved over the past three years illustrate the strong link between variable pay and performance and that the performance share program strongly reinforces that link.

Flex Share Program

During 2009, the Compensation Committee and our compensation consultant prepared a study of relative equity positions held by each of our key executives. The equity holdings then were reviewed against historic norms and targeted compensation levels for each executive. These results were used to help calibrate the grant percentage limitations offered to executives in our “Flex Share” program for 2010 and beyond.

The Flex Share program was implemented by the Compensation Committee to permit executives to have appropriate input into the composition of their reward structure, within appropriate limits designated by the Company. This approach increases the efficiency of our award program by allowing an appropriate level of individual tailoring by award participants based on individual preferences. The Compensation Committee believes that this allows the Company to deliver more individualized awards with greater perceived value to the individual recipients without incurring additional expense or accounting cost to the Company.

The Flex Share program gives the Compensation Committee the ability to control the alternatives made available to executives based on any criteria and limitations the Compensation Committee deems appropriate. For grants made in the past four years (January 2009 through January 2012), the Compensation Committee required that at least 50% of each NEO’s equity award (excluding performance shares) be designated in restricted stock (or RSUs beginning in 2011) because the Compensation Committee wanted to increase the retention nature of the NEOs’ current equity holdings. The rationale was two-fold. NEOs value outright shares (e.g., restricted stock and RSUs) more than stock options. Second, in previous years, during the financial crisis, a portion of stock option awards from earlier years were then significantly “under water,” meaning the options had strike prices well above the Company’s then-current share price and thus provided little retention incentive to our NEOs.

The Compensation Committee believes that RSUs promote a more balanced risk/reward profile vs. potential over-reliance on stock options, which recent research suggests may promote excessive risk-taking in search of potential short-term results at the expense of long-term price appreciation.

In January 2012, the NEOs were granted performance shares with respect to 2011 performance. In total, 33,576 performance shares (or performance awards as detailed above) were granted to the NEOs in 2012. The number of performance units granted to each NEO was determined by the NEO under our Flex Share program, which in 2011 also required a minimum of 30% (and beginning in 2012, a minimum of 35%), but not more than 50%, of the year-end equity award to be granted as performance shares. This limitation is determined by the Compensation Committee annually and may be modified at the Compensation Committee’s discretion.

The target performance metric under these awards is the Company’s achievement during 2012 of pre-tax operating income of $2.91 per share of the Company’s Common Stock before payment of (a) cash incentives for performance during 2012 and (b) expenses incurred in connection with the grant of all performance share awards for performance in 2012, based on the Board-approved 2012 financial plan of the Company. The actual amount that may be earned is based on the level of our achievement of the performance goal during 2012, as follows:

Achievement (percentage of target pre-tax operating income)	Less than 80%	Minimum 80%	Target 100%	Maximum 130% or More
Payout (percentage of shares)	0%	50%	100%	150%

Beginning in 2012, to receive the maximum payout, the recipients must over-achieve by 130%. By raising the target, the Company requires better financial performance, which results in higher stockholder returns, than in previous years. This strengthens the alignment of the NEO awards with stockholder returns. Payout results are interpolated on a straight-line basis between 80% and 120% (130% beginning in 2012) achievement of performance goals, and maximum payouts are capped at 150% of target. If the minimum threshold performance level is not achieved, no portion of the performance share awards will be earned by the executives (as occurred in 2008).

Set forth below is the target number of performance units granted in 2012 that may be awarded to our NEOs (i.e., the number of performance units that would be earned based upon achievement of 100% of the performance goal), their value as of the date of grant, and the maximum number of shares that can be received by each NEO if 130% or more achievement of goals is reached:

	Percentage of Equity Value Granted in Performance Units	Performance Units at 100% Achievement	Value of Performance Units at 100% Achievement as of Jan 13, 2012(1)	Performance Units at 130% Achievement(2)
CEO	35%	26,178	$565,183	39,267
CFO	35%	1,707	$36,854	2,561
CIO	35%	5,691	$122,869	8,537

(1)	Performance units refer to performance shares granted under the Equity Plan and the equivalent units granted under the 162(m) Plan as detailed above.

(2)	Achievement is determined after the end of the performance period. The performance period for the grants made in 2012 runs from January 1 through December 31, 2012.

As previously discussed, the NEOs were required to take 50% of their 2012 equity grant value in RSUs. After the required 50% allocation to RSUs and the NEO’s designated performance share amount (35% to 50%), the NEOs were given a choice between taking the remainder, if applicable, of their grant in additional RSUs or in stock options. The trade-off of RSUs to stock options was determined at an appropriate level at which the accounting expense charged to the Company was unaffected by the executive’s award selection. The ratio of RSUs to stock options granted in January 2012 was one to 2.3. All the NEOs chose additional RSUs.

The Compensation Committee will continue to evaluate the mix of performance shares, RSUs, stock options and other stock-based awards to align rewards for personal performance with stockholder value creation.

TDC Considerations

As previously discussed, the guidance for TDC is based on Company performance, stockholder return, as measured by EPS, benchmark data obtained from our peer group and other compensation surveys (see above under How We Determine Pay Levels). The data selected for each NEO were individualized based on the NEO’s position, role within the organization and the scope of responsibilities. Given the strong performance of the Company and the NEO’s individual contributions for the performance year, for 2011 the Compensation Committee raised the NEOs’ TDC levels over 2010 levels. The following compares total compensation decisions made by the Compensation Committee for each NEO at the end of 2010 and at the end of 2011.

Financial Comparison	2010 Actual	2011 Actual	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
Operating Income (’000’s)	$50,910	$78,733	54.7%
EPS	$0.80	$1.20	50.0%

	2010 Actual(1)	2011 Actual(2)	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
CEO	$5,090	$6,087	20%
CFO	$1,000	$1,350	35%
CIO	$1,800	$2,100	17%
Chief OCR Officer	$850	$925	9%

(1)	2010 base salary, cash bonus paid and equity granted in January 2011 associated with 2010 performance and annual value of multi-year grants

(2)	2011 ending base salary, cash bonus paid and equity granted in January 2012 associated with 2011 performance and annual value of multi-year grants

We compared the CEO’s TDC (base salary attributed to each fiscal year, cash and equity award value granted at the end of the same fiscal year, and the annual value of any multi-year / retention grant still outstanding at the end of the fiscal year) to the Company’s stock price appreciation as well as in the context of the Company’s performance versus various indices:

We also looked at the CEO’s TDC in comparison to our operating income:

Pay for Performance Alignment — Realized Compensation

To assess our pay for performance alignment, the Compensation Committee and our consultant reviewed all compensation realized by the CEO relative to our total shareholder return (“TSR”) for the three year period ended December 31, 2010 (the most recent period for which data is publicly available) against our peer group. For purposes of this review, three year realized TDC (“Realized TDC”) differs from the values reported in the Summary Compensation Table, and is determined as follows:

•	Sum of three years’ base salary; plus

•	Sum of three years’ actual annual incentive payments; plus

•	Intrinsic (“in-the-money”) value of stock options awarded during the three year period (using December 31, 2010 closing prices); plus

•	Sum of three years’ grant date value of restricted stock awards; plus

•	Sum of all performance awards made during the three year period as settled (not at target); plus

•	Any other payments or form of wealth received by the executive as reported in the compensation table for the applicable three year period.

The graph below compares the three year Realized TDC and the Company’s TSR against our current peers for this period on a percentile basis. Alignment is defined as pay and performance being within 25 percentile points. The graph reflects three different zones as defined below. As the Company has been a top performer during the period that the CEO has Realized TDC at 70th percentile, the Compensation Committee and compensation consultant believe our pay for performance has exhibited strong and shareholder-favorable alignment over this period.

Stock Ownership Guidelines

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, on October 24, 2007 our Board adopted stock ownership guidelines for our executive officers. These guidelines were updated effective July 20, 2010. The new guidelines require our NEOs to own not less than a number of shares of Common Stock equal to or greater than the value set forth beside their titles below, which equates to six times the CEO’s base salary (increased from three times) and three times the base salary of the other NEOs (increased from two times) as calculated on the effective date of the policy. Newly-appointed executives will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Under our ownership guidelines, shares purchased and held beneficially, vested and unvested RSUs and restricted shares and settled performance shares count toward the minimum ownership requirement. Vested and unvested options are not counted toward the ownership requirement. Compliance with the stock ownership guidelines is reviewed by our Nominating and Corporate Governance Committee on an annual basis.

Stock Ownership Guidelines
					Adjusted Amount Post Salary Adjustment	Shares Required (at $12.92 share price)*
Old Guideline			New Guideline
CEO	3x	$1,200,000	6x	$2,400,000	$3,000,000	232,198
President	2x	$600,000	3x	$900,000	N/A
CFO	2x	$400,000	3x	$600,000	$900,000	69,659
CIO	2x	$500,000	3x	$750,000	$900,000	69,659
Chief OCR Officer	2x	$400,000	3x	$600,000	N/A

*	Stock price used is the price of Company’s common stock on July 10, 2010 when the guidelines were revised.

All NEOs are currently in compliance with the guidelines.

Incentive Compensation Claw-Back

Beginning in 2010, we implemented a claw-back provision that allows the Company to recoup all or part of the year-end incentive paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31 of the respective performance year. The claw-back is structured so that funds that were accrued under the Employee Incentive Pool or NEO Incentive Pool as a result of a misstatement of financial results may be recaptured by the Company. In addition, included in the new employment agreements for the CEO and our former President is the Company’s right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by Dodd-Frank and the Remuneration Code published by the U.K. Financial Services Authority.

Disclosure of Employee Hedging

NEOs and all other employees are prohibited from using the Company’s stock for hedging purposes. The only hedge possible is shorting the stock, which is expressly prohibited under the Company’s Insider Trading Policy. All employees (including NEOs) are subject to this policy.

There is no market for options on the Company’s stock, thereby eliminating any options transactions.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S., key benefits include paid vacation; premiums paid for life insurance and short-term and long-term disability policies; a matching contribution to the NEO’s 401(k) plan account; and the payment of 80% of the NEO’s healthcare premiums. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive payouts based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We entered into employment agreements with our CEO and our former President that provide for severance payments and benefits in the event of certain terminations of their employment. In addition, the terms of our annual equity grant award agreements with our CEO and former President provide for accelerated vesting of their equity awards in the event of certain terminations of their employment or upon a change in control of the Company. While Retention Grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months, as the Compensation Committee did not feel it necessary to provide full acceleration of the Retention Grants. The other NEOs are entitled to severance payments and benefits in the event of certain terminations of their employment under the MarketAxess Severance Pay Plan.

As he voluntarily resigned, our former President did not receive any severance benefits in connection with the termination of his employment.

While the agreements are designed to protect executives in the event of a change in control, they do not provide for “single-trigger” protection, nor does the Company provide any 280G protection for excise taxes that may be imposed under Code Section 4999 other than providing that if any payments or benefits paid or provided to the executive would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless the executive would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

John Steinhardt — Chair

Roger Burkhardt

Ronald M. Hersch

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our independent compensation consultant, Grahall, annually reviews and presents compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by the CEO (excluding for himself) in conjunction with Grahall for our senior management team. In addition to providing market data for our NEOs, in 2011 Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager”):

•	General Counsel

•	Head of Human Resources

•	Head of MarketAxess Europe

•	Head of North American Sales

•	Head of Marketing and Communications

The Head of European Sales was removed from the list subsequent to his departure from the Company in February 2011. The Head of Marketing and Communications was added in connection with her hire in March 2011.

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for the senior management team are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than the CEO). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•

Use of long-term incentives — A significant portion of the equity compensation received by Senior Managers vests over a three-year or longer period. As discussed in the Compensation Discussion and Analysis-Pay Elements — Overview, our CEO and former President were awarded Retention Grants in January 2011 that vest over five years and the CFO was awarded a multi-year grant in January 2012, vesting over five years. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity negatively impacts the senior management team similarly to the extent it affects our stockholders. In addition, detrimental activity can result in the Company’s enforcement of a claw-back of equity granted to any employee (see above under Compensation Discussion and Analysis — Pay Mix).

•

Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our stock, and when the stock price declines, executives will lose value as stockholders do. In 2010, the required holdings were increased for each of the NEOs, as discussed in Compensation Discussion and Analysis — Stock Ownership Guidelines.

•

Performance shares — To realize value on their annual grant of performance shares, Senior Managers and NEOs must satisfy performance criteria, and then hold the performance shares until they are fully vested. For performance shares granted in 2009 through 2012, 50% of the shares are not available until the second anniversary of the grant date, while the other 50% of the shares must be held for three years. During this holding period, the interests of our executives are aligned with those of our stockholders with respect to the market price of our Common Stock.

•

Claw-backs for restatements — Beginning in 2010, the Compensation Committee implemented a claw-back policy regarding cash incentives for our NEOs. The claw-back provided that if our financial results were restated within 12 months of December 31 of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This claw-back policy was based upon, but exceeded the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, included in the new employment agreements for the CEO and former President is the Company’s right to recapture all compensation paid, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by Dodd-Frank and the Remuneration Code published by the U.K. Financial Services Authority.

•

Additionally, we have implemented a decreasing accrual rate for our Employee Incentive Pool (see above under Compensation Discussion and Analysis — Variable Performance Awards Payable in Cash). This reduces the likelihood of Senior Managers taking unnecessary risk for short-term gains.

Other Employees

In 2006, the Company formed a Risk Committee comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans, and insures that the appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Conclusion

Based on our internal analysis and the controls that are in place, the Risk Committee and the Audit Committee believe that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during fiscal years 2009, 2010 and 2011 by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our Chief Information Officer and (iii) our two other individuals who served as executive officers during fiscal year 2011 and would have been among our three highest paid executive officers other than our CEO and CFO if they had been serving as executive officers at the end of fiscal year 2011. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)(2)	Total ($)
Richard M. McVey	2011	400,000	—	4,673,930	2,499,552	2,050,000	7,000	9,630,481
Chief Executive Officer	2010	400,000	—	2,054,145	—	1,650,000	7,000	4,111,145
	2009	400,000	—	1,830,585	—	1,200,000	5,000	3,435,585
T. Kelley Millet	2011	155,769	—	2,336,943	1,249,770	—	7,000	3,749,482
Former President	2010	300,000	—	759,685	—	1,300,000	7,000	2,366,685
	2009	300,000	—	891,826	—	1,200,000	5,000	2,396,826
Antonio L. DeLise	2011	241,667	—	314,394	—	700,000	7,000	1,263,061
Chief Financial Officer	2010	200,000	—	199,917	—	500,000	7,000	906,917
Nicholas Themelis	2011	270,833	40,000	576,410	—	1,260,000	7,000	2,154,243
Chief Information Officer	2010	250,000	—	549,765	—	1,000,000	7,000	1,806,765
	2009	200,000	—	610,200	—	750,000	5,000	1,565,200
James N.B. Rucker	2011	200,000	—	261,995	—	475,000	7,000	943,995
Former Chief Operations,	2010	200,000	—	299,876	—	400,000	—	899,876
Credit and Risk Officer	2009	200,000	—	211,221	—	325,000	5,000	741,221

(1)

The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2011, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s 2011 Annual Report on Form 10-K filed with the SEC on February 17, 2012. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers. For 2011, these amounts reflect the Retention Grants made to Messrs. McVey and

Millet for which, with respect to Mr. McVey, a portion will be annualized over a four-year period and will reduce the size of any annual equity awards that will be made to him during such period as discussed above under “Compensation Discussion and Analysis - Employment Agreements/Retention Concerns.” Mr. Millet forfeited his Retention Grant upon his resignation on July 8, 2011.

(2)	These benefits represent employer matching contributions to the Company’s defined contribution plan.

Grants of plan-based awards

The following table summarizes the grants of restricted stock, restricted stock units and option awards we made to the named executive officers in 2011 as well as future payouts pursuant to certain performance-based equity compensation arrangements. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. McVey	1/14/2011	1/14/2011	1,943,920	—	—	—	—	—	—	—
	1/14/2011	1/14/2011	—	14,563	29,126	43,689	—	—	—	628,830
	1/14/2011	1/14/2011	—	—	—	—	67,961	—	—	1,467,278
	1/19/2011	1/19/2011	—	—	—	—	119,565	219,969	21.56	5,077,373
T. Kelley Millet(7)	1/14/2011	1/14/2011	1,413,760	—	—	—	—	—	—	—
	1/14/2011	1/14/2011	—	7,282	14,563	21,845	—	—	—	314,415
	1/14/2011	1/14/2011	—	—	—	—	33,980	—	—	733,628
	1/19/2011	1/19/2011	—	—	—	—	59,782	109,984	21.56	2,538,670
Antonio L. DeLise	1/14/2011	1/14/2011	—	2,184	4,368	6,552	—	—	—	94,305
	1/14/2011	1/14/2011	—	—	—	—	10,194	—	—	220,088
Nicholas Themelis	1/14/2011	1/14/2011	1,060,320	—	—	—	—	—	—	—
	1/14/2011	1/14/2011	—	4,005	8,009	12,014	—	—	—	172,914
	1/14/2011	1/14/2011	—	—	—	—	18,689	—	—	403,496
James N.B. Rucker	1/14/2011	1/14/2011	—	—	—	—	—	—	—	—
	1/14/2011	1/14/2011	—	2,427	4,854	7,281	—	—	—	104,798
	1/14/2011	1/14/2011	—	—	—	—	7,281	—	—	157,197

(1)	Represents the grant of an award pursuant to the Performance Incentive Plan for the 2011 performance period. As such awards do not have a threshold or maximum payout, the amounts disclosed in the table reflect the amounts that would have been payable to Messrs. McVey, Millet and Themelis if the award had been in effect during the 2010 performance period.

(2)	Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income for the 2011 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share award. For 2011, the pay-out achievement of the performance award was 145% of target.

(3)	Restricted stock awards and restricted stock units vest in three equal annual installments beginning on the first anniversary date of the grant, except that 119,565 restricted stock units granted to Mr. McVey will vest as follows: 12.5% on February 19, 2012, 25% on each January 15 of 2013 through 2015, and 12.5% on January 15, 2016.

(4)	Stock option awards vest as follows: 12.5% on January 15, 2012, 25% on each January 15 of 2013 through 2015, and 12.5% on January 15, 2016.

(5)	The exercise price for stock options granted was equal to the closing price of the Company’s Common Stock on the date of grant.

(6)	The value of a performance share or restricted stock award is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s 2011 Annual Report on Form 10-K.

(7)	Mr. Millet voluntarily resigned from the Company on July 8, 2011 and forfeited all of his awards without payment.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options, shares of restricted stock and restricted stock units that had not vested and related information for each of our named executive officers as of December 31, 2011. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 30, 2011 (the last date in fiscal year 2011 on which the Company’s Common Stock was traded) of $30.11.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard M. McVey	7,037	—	2.70	4/15/2012	409,313	12,324,414
	1,000,000	—	2.70	2/7/2013
	25,000	—	15.60	1/6/2015
	150,000	—	12.96	1/12/2017
	287,000	—	10.93	1/15/2018
	—	219,969	21.56	1/19/2021
T. Kelley Millet	—	—			—	—
Antonio L. DeLise	75,000	—	9.95	8/1/2016	32,865	989,565
Nicholas Themelis	100,000	—	13.95	2/25/2014	82,751	2,491,633
	40,000	—	15.60	1/6/2015
	8,646	—	11.18	1/9/2016
	28,880	—	12.96	1/12/2017
	35,850	—	10.93	1/15/2018
James N.B. Rucker	25,000	—	13.95	1/2/2014	38,470	1,158,332
	25,000	—	15.60	1/6/2015
	20,000	—	11.18	1/9/2016
	30,000	—	12.96	1/12/2017
	18,650	—	10.93	1/15/2018

(1)	12.5% of the “unexercisable” options shown for Mr. McVey vested on January 15, 2012 and the remaining options will vest 25% on each of January 15, 2013 through 2015, and 12.5% on January 15, 2016. The stock options will also vest and become exercisable in the event of certain terminations of his employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)	Each share of restricted stock and each restricted stock unit represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Shares of restricted stock and restricted stock units vest in three equal annual installments commencing on the first anniversary of the date of grant, except that 119,565 restricted stock units granted to Mr. McVey will vest as follows: 12.5% on February 19, 2012, 25% on each January 15 of 2013 through 2015, and 12.5% on January 15, 2016. Shares of restricted stock received as a result of achievement of targets related to the 2009 and 2010 performance shares awards will vest in two equal installments on each of the second and third anniversaries of the original grant date. Shares of restricted stock and restricted stock units will vest in the event of certain terminations of employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard M. McVey	120,737	3,104,440	212,944	4,510,791
T. Kelley Millet	515,000	7,641,650	59,177	1,277,631
Antonio L. DeLise	—	—	25,277	577,803
Nicholas Themelis	82,474	1,355,351	52,762	1,132,712
James N.B. Rucker	—	—	20,957	449,252

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

(2)	Value realized represents the market value on the date of vesting.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

On January 19, 2011, effective February 1, 2011, Mr. McVey and the Company entered into an amended and restated employment agreement (the “CEO Employment Agreement”) providing for an initial four-year term with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term.

The CEO Employment Agreement provides that Mr. McVey will be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the CEO Employment Agreement is $400,000 per year, which was increased to $500,000 in 2012.

Under the CEO Employment Agreement, Mr. McVey is eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company.

The CEO Employment Agreement provides for severance payments and benefits (subject to Mr. McVey’s execution of a waiver and general release) if Mr. McVey’s employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

The CEO Employment Agreement provides that any award gains and annual incentive received by Mr. McVey will be subject to potential claw-back under policies adopted by Company to comply with applicable law, rules or other regulatory requirements.

For the purposes of the CEO Employment Agreement, “Cause” generally means Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the CEO Employment Agreement, “Good Reason” generally means:

•

Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•

a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position (other than as a result of his ceasing to be a director);

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•

our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For the purposes of the CEO Employment Agreement, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•

a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•

our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•

our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

T. Kelley Millet Employment Agreement

On January 19, 2011, effective February 1, 2011, Mr. Millet and the Company entered into an amended and restated employment agreement (the “President Employment Agreement”) that provided for an initial four-year term with successive one-year automatic renewals unless either party elected not to extend the term at least 90 days prior to the last day of the term. The President Employment Agreement provided that Mr. Millet would be employed by us as President and his employment could be terminated by him or by us at any time. Mr. Millet’s base salary under the President Employment Agreements was $300,000 per year. Under the President Employment Agreement, Mr. Millet was eligible to receive an annual bonus and to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company. The President Employment Agreement provided for severance payments and benefits if his employment was terminated under various conditions. Because Mr. Millet voluntarily resigned from the Company on July 8, 2011, no severance payments or benefits were due to him as a result of his termination. The President Employment Agreement provided that any award gains and annual incentive received by Mr. Millet will be subject to potential claw-back under policies adopted by Company to comply with applicable law, rules or other regulatory requirements.

Severance Pay Plan

Messrs. DeLise, Themelis and Rucker do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continued healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

As of December 31, 2011, the following executives were entitled to the severance payments if terminated by the Company without Cause:

Executive	Years of Service	Severance Entitlement*
DeLise	5	20 weeks
Themelis	8	24 weeks
Rucker	12	24 weeks

*	Represents continued base salary and healthcare coverage

Proprietary Information and Non-Competition Agreements

Each of the NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO and former President, and six months and thereafter for the CFO, CIO and Chief OCR Officer, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Potential termination or change in control payments and benefits

Mr. McVey is entitled to certain payments and benefits pursuant to his employment agreement and other agreements entered into between us and him upon a termination of his employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Rucker, Themelis and DeLise do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.

The following tables estimate the payments we would be obligated to make to each of our NEOs (other than our former President) as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2011. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $30.11, the closing price on December 30, 2011 (the last date in fiscal year 2011 on which the Company’s Common Stock was traded). In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs for 2011, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

As discussed elsewhere in this proxy statement, Mr. Millet voluntarily resigned from the Company on July 8, 2011 and was not entitled to receive any severance payments or benefits as a result of his termination.

Payments and Benefits for Mr. McVey

	Base Salary (1)($)	Bonus(2) ($)	Health Benefits(3) ($)	Restricted Stock Acceleration(4)(5) ($)	Performance Share Acceleration(6) ($)	Stock Option Acceleration(7) ($)	Restricted Stock Unit Acceleration(8)(9) ($)	Payment Reduction(10) ($)	Total ($)
Termination Without Cause or for Good Reason Outside a Change in Control Protection Period (“CCPP”)	800,000	2,233,333	20,220	2,797,972	657,738	235,092	0	0	6,744,355
Termination Without Cause, for Good Reason, Death, by the Company due to Disability, during a CCPP, but prior to a Change in Control	800,000	2,233,333	20,220	2,797,972	1,315,476	705,276	0	0	7,872,276
Termination Without Cause, for Good Reason, Death, by the Company due to Disability, upon or within 18 months following a Change in Control	800,000	2,233,333	20,220	6,678,007	1,315,476	705,276	0	0	11,752,311
Termination for Cause or Without Good Reason	0	0	0	0	0	0	0	0	0
Death, or by the Company due to Disability, outside a CCPP	400,000	1,116,667	13,480	6,678,007	1,315,476	940,367	1,800,051	0	12,264,047

(1)	Mr. McVey’s employment agreement provides that he will receive continued payment of his base salary for 24 months following termination if (i) his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term of the agreement at least 90 days prior to the end of the term (a “Non-Extension Notice”)), due to our providing a Non-Extension Notice, or by us for as a result of his having a disability or for Cause (an “Enhanced Non-Change in Control Termination”), or (ii) he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason (including due to his providing a Non-Extension Notice), or by us for Cause, in any case, within three months prior to a “change in control event” within the meaning of Section 409A of the Code, or within 18 months after a Change in Control as defined in the agreement (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”).

Mr. McVey’s employment agreement provides that he will receive continued payment of his base salary for 12 months following termination if his employment is terminated outside of a Change in Control Protection Period due to his death, due to our providing a Non-Extension Notice, or by us for as a result of his having a disability (a “Standard Non-Change in Control Termination”).

(2)	Mr. McVey’s employment agreement provides that he will receive an amount equal to two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments) in the event of an Enhanced Non-Change in Control Termination or a Change in Control Termination.

Mr. McVey’s employment agreement provides that he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments) in the event of a Standard Non-Change in Control Termination.

(3)	Mr. McVey’s employment agreement provides that we will pay the cost of continuation health coverage for up to 18 months following an Enhanced Non-Change in Control Termination or a Change in Control Termination.

Mr. McVey’s employment agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Standard Non-Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreements between us and Mr. McVey made as of January 23, 2009 (the “2009 RS Grant”) and January 15, 2010 (the “2010 RS Grant”):

•	all unvested restricted shares will fully vest upon his death or disability;

•

subject to the next bullet, 29,686 restricted shares from the 2009 RS Grant and 17,968 restricted shares from the 2010 RS Grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

•	all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(5)	Pursuant to the Performance Share Agreements between us and Mr. McVey dated January 15, 2009 and January 15, 2010:

•	all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “McVey Settlement Shares”) will fully vest upon his death or disability;

•	in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested McVey Settlement Shares will fully vest; and

•

in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McVey Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested McVey Settlement Shares will fully vest. The table above assumes that the McVey Settlement Shares would have become fully vested upon a Change in Control.

(6)	Pursuant to the Performance Share Agreement between us and Mr. McVey dated January 31, 2011:

•

in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2012) (the “Settlement Date”), then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date;

•

in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date; and

•

the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McVey the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

(7)	Pursuant to the Stock Option Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability 50% of the unvested portion of the option will become fully vested and exercisable;

•

in the event of termination of employment without Cause or for Good Reason (i) outside of a CCPP, any portion of the option that would have become vested in the 12 month period following such termination will become fully vested and exercisable and (ii) during a CCPP, any portion of the option that would have become vested in the 24 month period following such termination will become fully vested and exercisable; and

•

in the event of termination of employment as a result of our providing a Non-Renewal Notice under his employment agreement, the unvested portion of the option will continue to vest following such termination as if such termination had not occurred.

(8)	Pursuant to the Restricted Stock Unit Agreement between us and Mr. McVey dated January 14, 2011, in the event of termination of employment due to death or disability 50% of the unvested RSUs will become immediately vested.

(9)	Pursuant to the Restricted Stock Unit Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability 50% of the unvested RSUs will become immediately vested;

•

in the event of termination of employment without Cause or for Good Reason, in either case on or after February 19, 2012, (i) outside of a CCPP, any portion of the RSUs that would have become vested in the 12 month period following such termination will become immediately vested and (ii) during a CCPP, any portion of the RSUs that would have become vested in the 24 month period following such termination will become immediately vested (as the table above solely reflects a termination on December 31, 2011, it does not reflect any vesting due to any such terminations); and

•

in the event of termination of employment as a result of our providing a Non-Renewal Notice under his employment agreement, the unvested portion of the RSUs will continue to vest following such termination as if such termination had not occurred.

(10)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. DeLise

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	115,385	7,565	0	0	0	122,950
Termination Without Cause within 24 months following a Change in Control	115,385	7,565	682,624	197,281	0	1,002,854
Award is not continued, assumed or has new rights substituted upon a Change in Control	0	0	302,726	197,281	306,941	806,948
Death or Disability	0	0	341,312	98,640	0	439,952

(1)	In accordance with the Severance Plan, Mr. DeLise is entitled to 20 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. DeLise is entitled to 20 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. DeLise made as of January 22, 2009 and January 15, 2010:

•

all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the 2004 Stock Incentive Plan); and

•	50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreements between us and Mr. DeLise dated January 15, 2009 and January 15, 2010:

•	50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability;

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Share Agreement between us and Mr. DeLise dated January 28, 2011, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2012) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. DeLise the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

(6)	If prior to a Change in Control the Compensation Committee determines that the restricted stock units granted to Mr. DeLise under the Restricted Stock Unit Agreement between us and him dated January 14, 2011 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control.

Payments and Benefits for Mr. Rucker

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	92,308	9,078	0	0	0	101,386
Termination Without Cause within 24 months following a Change in Control	92,308	9,078	939,101	219,231	0	1,259,718
Award is not continued, assumed or has new rights substituted upon a Change in Control	0	0	459,027	219,231	219,231	897,489
Death or Disability	0	0	469,550	109,615	0	579,166

(1)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Rucker made as of January 22, 2009 and January 15, 2010:

•

all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the 2004 Stock Incentive Plan); and

•	50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreement between us and Mr. Rucker dated January 15, 2009 and January 15, 2010:

•	50% of the unvested shares of restricted stock granted to Mr. Rucker upon settlement of his performance shares (the “Rucker Settlement Shares”) will fully vest upon his death or disability; and

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Rucker Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested Rucker Settlement Shares will fully vest. The table above assumes that the Rucker Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Share Agreement between us and Mr. Rucker dated January 28, 2011, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2012) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Rucker the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

(6)	If prior to a Change in Control the Compensation Committee determines that the restricted stock units granted to Mr. Rucker under the Restricted Stock Unit Agreement between us and him dated January 14, 2011 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control.

Payments and Benefits for Mr. Themelis

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	138,462	9,078	0	0	0	147,540
Termination Without Cause within 24 months following a Change in Control	138,462	9,078	682,624	361,726	0	1,191,890
Award is not continued, assumed or has new rights substituted upon a Change in Control	0	0	302,726	361,726	562,726	1,227,178
Death or Disability	0	0	341,312	180,863	0	522,175

(1)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Themelis made as of January 22, 2009 and January 15, 2010:

•

all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the 2004 Stock Incentive Plan); and

•	50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreement between us and Mr. Themelis dated January 15, 2009 and January 15, 2010:

•	50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Share Agreement between us and Mr. Themelis dated January 28, 2011, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2012) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Themelis the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

(6)	If prior to a Change in Control the Compensation Committee determines that the restricted stock units granted to Mr. Themelis under the Restricted Stock Unit Agreement between us and him dated January 14, 2011 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. We review relationships and transactions in which the Company and our related parties or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Principal stockholder broker-dealer client

Prior to the divestiture of all of its stock ownership in the Company in February 2012, JPMorgan, one of our broker-dealer clients, owned more than five percent of the outstanding shares of our Common Stock. For the year ended December 31, 2011, $7.5 million, or 4.2% of our total revenues, were generated by JPMorgan.

We have an agreement with JPMorgan as a broker-dealer client. This agreement governs JPMorgan’s access to, and activity on, our electronic trading platform. Under the agreement, JPMorgan is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. We may only provide the pricing and other content provided by JPMorgan to those of our institutional investor clients approved by JPMorgan to receive such content. Additionally, institutional investors must be approved by JPMorgan before being able to engage in transactions with JPMorgan on our platform. This agreement also provides for the fees and expenses to be paid by JPMorgan for its use of our electronic trading platform.

Registration rights agreement

JPMorgan was a party to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2011 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Mr. Casper filed one late report that covered transactions on May 5, 2011 with respect to open-market purchases of shares of Common Stock.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2013 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2013 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 27, 2012. In addition, under the Company’s bylaws, any proposal for consideration at the 2013 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 27, 2012 and the close of business on December 27, 2012 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

Appendix A

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this MarketAxess Holdings Inc. 2012 Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan, as set forth herein, is effective as of the Restatement Date (as defined in Article XVI) and is an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) which was effective April 28, 2006 and which was an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan which was initially effective April 1, 2004. Awards granted to Participants prior to the Restatement Date shall be treated in accordance with the terms of the Plan as in effect prior to the Restatement Date.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” has the meaning set forth in Section 4.2(d).

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

2.3 “Appreciation Award” means any Award under this Plan of any Stock Option, Stock Appreciation Right or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

2.4 “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Shares, Performance Units or Other Stock-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or an Affiliate, as determined by the Committee in its sole discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7 “Change in Control” has the meaning set forth in Article XII.

2.8 “Change in Control Price” has the meaning set forth in Section 12.1.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.10 “Committee” means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be (i) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “nonemployee director” as defined in Rule 16b-3; (ii) to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; (iii) an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2) or such other applicable stock exchange rule; and (iv) as may be applicable, “independent” as provided pursuant to rules promulgated by the Securities and Exchange Commission under The Dodd-Frank Wall Street Reform and Consumer Protection Act; and (b) with respect to the application of this Plan to Non-Employee Directors, the Board. To the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11 “Common Stock” means the Common Stock, $.003 par value per share, of the Company.

2.12 “Company” means MarketAxess Holdings Inc., a Delaware corporation, and its successors by operation of law.

2.13 “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.14 “Detrimental Activity” means: (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company’s or its Affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its Affiliates that is acquired by a Participant prior to the Participant’s Termination; (b) activity while employed or performing services that results, or if known could result, in the Participant’s Termination that is classified by the Company as a termination for Cause; (c) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any non-clerical employee of the Company or its Affiliates to be employed by, or to perform services for, the Participant or any Person with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such Person) or any Person from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (d) any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of the Company or its Affiliates without, in all cases, written authorization from the Company; (e) the Participant’s Disparagement, or inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; (f) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company or its Affiliates, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to or in conflict with the interests of the Company or its

Affiliates provided, however, that competitive activities shall only be those competitive with any business unit or Affiliate of the Company with regard to which the Participant performed services at any time within the two years prior to the Participant’s Termination; or (g) breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or noncompetition or nonsolicitation agreement). For purposes of subsections (a), (c), (d) and (f) above, the Chief Executive Officer of the Company (or his designee as evidenced in writing) shall have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall each have authority to provide the Participant with such authorization.

2.15 “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, with respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Disability, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.16 “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.17 “Eligible Employees” means each employee of the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.19 “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or The Nasdaq Stock Market, Inc.; or (b) if not traded on any such national securities exchange or The Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Common Stock as determined by the Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 422 of the Code or Section 409A of the Code, as applicable. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted, or if such grant date is not a trading day, the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award the applicable date shall be the date a notice of exercise is received by the Committee (or its designee) or, if not a day on which the applicable market is open, the next day that it is open.

2.20 “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.

2.21 “Full-Value Awards” has the meaning set forth in Section 4.4.

2.22 “Good Reason” means, with respect to a Participant’s Termination of Employment: (a) in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “good reason” (or words or a concept of like import)), a voluntary termination due to good reason, as the Committee, in its sole discretion, decides to treat as a Good Reason termination; or (b) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “good reason” (or words or a concept of like import), a termination due to good reason (or words or a concept of like import), as defined in such agreement at the time of the grant of the Award, and, for purposes of the Plan, as determined by the Committee in its sole discretion; provided that any definition that is effective under an employment agreement, change in control agreement or similar agreement after a change in control shall only be effective for purposes of this Plan after a change in control.

2.23 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parent (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24 “Limited Stock Appreciation Right” has the meaning set forth in Section 7.5.

2.25 “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.26 “Non-Qualified Stock Option” means any Stock Option awarded under this Plan that is not an Incentive Stock Option.

2.27 “Other Stock-Based Award” means an Award under Article XI of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.28 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.29 “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to this Plan.

2.30 “Performance Cycle” has the meaning set forth in Section 10.1.

2.31 “Performance Goals” has the meaning set forth in Exhibit A.

2.32 “Performance Period” means each fiscal year of the Company or such other period (as specified by the Committee) over which the performance of any performance criteria (including, the Performance Goals) is to be measured.

2.33 “Performance Share” means an Award made pursuant to Article IX of this Plan of the right to receive Common Stock or cash of an equivalent value at the end of a specified Performance Period.

2.34 “Performance Unit” means an Award made pursuant to Article X of this Plan of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both.

2.35 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

2.36 “Plan” means this MarketAxess Holdings Inc. 2012 Incentive Plan, as amended from time to time.

2.37 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.38 “Restatement Date” has the meaning set forth in Article XVI.

2.39 “Restricted Stock” means an Award of shares of Common Stock under this Plan that is subject to restrictions under Article VIII.

2.40 “Restriction Period” has the meaning set forth in Subsection 8.3(a) with respect to Restricted Stock.

2.41 “Retirement” means, unless otherwise determined, in its sole discretion, by the Committee at grant, or if no rights of the Participant are reduced, thereafter, a voluntary Termination of Employment or Termination of Consultancy by the Participant, other than at a time when circumstances for a termination for Cause exist, at or after age 65 or such earlier date after age 55, in each case as may be approved by the Committee with regard to such Participant, in its sole discretion. With respect to a Participant’s Termination of Directorship, Retirement means the failure to stand for reelection or the failure to be reelected on or after a Participant has attained age 65 or, with the consent of the Board, before age 65 but after age 55.

2.42 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.43 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

2.44 “Section 409A Covered Award” has the meaning set forth in Section 15.14.

2.45 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.46 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.47 “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.48 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants granted pursuant to Article VI.

2.49 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.50 “Tandem Stock Appreciation Rights” has the meaning set forth in Section 7.1.

2.51 “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.52 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.53 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.54 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.55 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

2.56 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to Eligible Employees, Consultants and Non-Employee Directors: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Shares, (v) Performance Units; and (vi) Other Stock-Based Awards. In particular, the Committee shall have the authority:

(a)	to select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b)	to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants or Non-Employee Directors;

(c)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)	to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e)	to determine whether, to what extent and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)	to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);

(g)	to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code;

(h)	to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i)	to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j)	to modify, extend or renew an Award, subject to Article XIII and Section 6.4(l) herein, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant;

(k)	solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan;

(l)	to offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time such offer is made; provided that any such purchase of an Award shall be limited to no more than the fair market value of the Award on the date of such purchase and shall be subject to approval by the stockholders of the Company to the extent required under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company;

(m)	to set the performance criteria and the Performance Period with respect to any Award for which the grant, vesting or payment of such Award is conditioned upon the attainment of specified performance criteria and to certify the attainment of any such performance criteria; provided, that with regard to any Award that is intended to comply with Section 162(m) of the Code, the applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto; and

(n)	generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of this Plan.

3.3 Guidelines. Subject to Article XIII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan; provided, that with regard to any provision of this Plan or any agreement relating thereto that is intended to comply with Section 162(m) of the Code, any such action by the Committee shall be permitted only to the extent such action would be permitted under Section 162(m) of the Code. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent. To the extent applicable, this Plan is intended to comply with the applicable requirements of Rule 16b-3 and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and this Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a)	The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b)	The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such employee’s, officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares. (a) The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan on or following the Restatement Date shall not exceed 3,960,176 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under this Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Units, Performance Shares or Other Stock-Based Awards denominated in shares of Common Stock awarded under this Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Units, Performance Shares or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for the purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under this Plan. The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (i) the total number of Stock Options, Stock Appreciation Rights or Other Stock-Based Awards (subject to exercise) that have been exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award.

In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under the Plan. Notwithstanding anything to the contrary herein, Awards that may be settled solely in cash shall not be deemed to use any shares of Common Stock which may be issued under this Plan.

(b)	Individual Participant Limitations.

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) herein which may be granted under this Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 600,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards during any fiscal year of the Company does not exceed 1,000,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2). If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Eligible Employee’s or Consultant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) The maximum number of shares of Common Stock subject to any Award which may be granted under this Plan during any fiscal year of the Company to each Non-Employee Director shall be 25,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2).

(iii) There are no annual individual Eligible Employee or Consultant share limitations on Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is not subject to attainment of Performance Goals in accordance with Section 8.3(a)(ii) hereof.

(iv) The maximum number of shares of Common Stock subject to any Award of Performance Shares which may be granted under this Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 200,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. Each Performance Share shall be referenced to one share of Common Stock.

(v) The maximum value of the payment of Performance Units which may be granted under this Plan with respect to any fiscal year of the Company to each Eligible Employee or Consultant shall be $2,500,000.

(vi) The individual Participant limitations set forth in this Section 4.1(b) (other than 4.1(b)(v)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to an Eligible Employee or a Consultant during a fiscal year are not covered by an Award to such Eligible Employee or Consultant in a fiscal year, the number of shares of Common Stock available for Awards to such Eligible Employee or Consultant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

4.2 Changes.

(a)	The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b)	Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any extraordinary cash dividend in an amount per share greater than three percent (3%) of the Fair Market Value of one share of Common Stock on the date of the declaration of such dividend, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718 (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or under other Awards granted under the Plan, (iii) the purchase price thereof, and/or (iv) the individual Participant limitations set forth in Section 4.1(b) (other than those based on cash limitations) shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), then the Committee, in good faith, may adjust any Award and make such other adjustments to the Plan as described in subsections (i) through (iv) above. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and shall be executed in such manner as the Committee may deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee in good faith shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event. Notwithstanding the foregoing, the Committee shall not make any adjustments pursuant to this Section 4.2 that would (i) cause an Award that is exempt from or otherwise not subject to Section 409A of the Code to be subject to Section 409A of the Code or (ii) with respect to an Award that is subject to Section 409A of the Code, subject a Participant to additional tax or penalties under Section 409A of the Code, without the Participant’s consent.

(c)	Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

(d)	In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, or Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article XII shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under this Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

4.4 Minimum Restriction and Vesting Period. Notwithstanding any other provision of the Plan to the contrary, effective as of the Restatement Date, with respect to any Award of Restricted Stock, Performance Shares, Performance Units, or Other Stock-Based Award which by its terms does not require the recipient of the Award to pay a per share exercise price or purchase price equal to the Fair Market Value of the underlying Common Stock at the grant date, including restricted stock units (collectively, “Full-Value Awards”), (i) the Restriction Period with respect to any such Award of Restricted Stock, (ii) the Performance Period with respect to any such Award of Performance Shares, (iii) the Performance Cycle with respect to any such Award of Performance Units and (iv) the vesting period with respect to any such Other Stock-Based Award (including restricted stock units) that is payable in shares of Common Stock granted on or after such date shall be no less than (A) one year, if the lapsing of restrictions or vesting of the Full-Value Award is based (in whole or in part) on the attainment of one or more Performance Goals, and (B) three years, if the lapsing of restrictions or vesting of the Full-Value Award is based solely on the continued performance of services by the Participant (with the restrictions thereto lapsing or the Full-Value Award becoming vested as to no more than one-third (1/3rd) of the Common Stock subject thereto on each of the first and second anniversaries of the date of grant). In addition, notwithstanding any other provision of the Plan to the contrary, effective as of the Restatement Date, with respect to any Appreciation Award the vesting schedule shall be no less than in three equal annual installments on the first, second and third anniversaries of the date of grant. Notwithstanding the foregoing, (a) the Committee may (at the time of grant or thereafter) provide for the earlier lapsing of restrictions or the vesting of any Award in the event of a Change of Control, a Participant’s retirement, death or Disability, or a Participant’s Termination by the Company without Cause or by the Participant for Good Reason, and (b) subject to the limitations set forth in Section 4.1(a), Awards may be granted that are not subject to the foregoing limitations (x) with respect to up to five percent (5%) of the total number of Shares reserved for Awards under the Plan and (y) in addition to the Awards permitted under the preceding clause (x), that are made as annual Awards to Non-Employee Directors or are made to Non-Employee Directors upon their initial election or appointment as a director.

4.5 Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan to the contrary, any rights granted hereunder to a Participant under an Award granted on or after the Restatement Date to receive or retain dividends or dividend equivalents with respect to the shares of Common Stock underlying any Full-Value Award (with respect to which the lapsing of the restrictions subject thereto or the vesting thereof is based (in whole or in part) on the attainment of one or more Performance Goals), shall be subject to the same vesting and/or forfeiture conditions (performance-based, service-based or otherwise) as are applicable to such Full-Value Award.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All Eligible Employees, prospective employees and Consultants of the Company and its Affiliates, and Non-Employee Directors of the Company, are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive shares of Common Stock may be granted under this Plan to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate if such shares of Common Stock does not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Consultant or Non-Employee Director unless such Award is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.

5.2 Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective employee or consultant are conditioned upon such individual actually becoming an Eligible Employee or Consultant.

ARTICLE VI

STOCK OPTIONS

6.1 Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b)	Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)

Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Option agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). The foregoing provisions described in subsections (i), (ii) and (iii) shall cease to apply upon a Change in Control.

(d)	Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Committee (or its designee) specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form acceptable to the Company and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, The Nasdaq Stock Market, Inc. or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)	Non-Transferability of Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant, or if no rights of the Participant are reduced, thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award agreement.

(f)	Termination by Death, Disability or Retirement. Unless otherwise determined by the Committee, in its sole discretion, at the time of grant, or if no rights of the Participant are reduced, thereafter, if Participant’s Termination is by reason of death, Disability or Retirement, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that in the case of Retirement, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g)	Involuntary Termination Without Cause or for Good Reason. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s

Termination is by involuntary termination without Cause or for Good Reason, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h)	Voluntary Termination. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in subsection (i)(y) below), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i)	Termination for Cause. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in subsection (h) above) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j)	Unvested Stock Options. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k)	Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)	Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of this Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, subject to Section 13.1(iv), (i) modify, extend or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without his or her consent and provided further that such action does not extend the Stock Option beyond its stated term), and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding anything herein to the contrary, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m)	Buyout and Settlement Provisions. The Committee may at any time offer to buy out an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made; provided that such purchase of an Option shall be based on the Fair Market Value of the Common Stock on the date of purchase and shall be subject to approval by the stockholders of the Company to the extent required under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

(n)	Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under this Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be the exercise price of the Reference Stock Option as determined in accordance with Section 6.4(a).

(b)	Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c)	Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d)	Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

(e)	Payment. Upon the exercise of a Tandem Stock Appreciation Right a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(f)	Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g)	Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under this Plan.

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)	Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c)	Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Award agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Non-Tandem Stock Appreciation Right, all Non-Tandem Stock Appreciation Rights held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the later of the date the Non-Tandem Stock Appreciation Right is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). The foregoing provisions described in subsections (i), (ii) and (iii) shall cease to apply upon a Change in Control.

(d)	Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (b) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e)	Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one share of Common Stock on the date the right was awarded to the Participant.

(f)	Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

(g)	Termination. Unless otherwise provided in an Award agreement, upon Termination, Non-Tandem Stock Appreciation Rights shall be exercised in accordance with the provisions of Section 6.4(f) through (j) of the Plan.

7.5 Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a limited stock appreciation right (a “Limited Stock Appreciation Right”). Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights, as applicable.

ARTICLE VIII

RESTRICTED STOCK

8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion.

8.2 Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)	Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)	Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such other period as the Committee may specify) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)	Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the MarketAxess Holdings Inc. (the “Company”) 2012 Incentive Plan (as amended

from time to time, the “Plan”), and an Agreement entered into between the registered owner and the Company dated                     . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d)	Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(a)	Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under this Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of performance goals pursuant to Section 8.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) Objective Performance Goals, Formulae or Standards.    If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of performance goals, the Committee shall establish the objective performance goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the performance goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and that is permitted under Section 162(m) of the Code with regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(b)	Rights as a Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c)	Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Restricted Stock Award agreement and this Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d)	Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

PERFORMANCE SHARES

9.1 Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the applicable Performance Period during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2.

Unless otherwise determined by the Committee at grant, each Award of Performance Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Performance Shares, the Committee may direct (at any time within one year thereafter) that all unvested Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any Performance Shares which had vested in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.

Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance Share upon the attainment of specified objective performance goals (including, the Performance Goals specified in Exhibit A attached hereto) established pursuant to Section 9.2(c) below and such other factors as the Committee may determine, in its sole discretion.

9.2 Terms and Conditions. Performance Shares awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a)	Earning of Performance Share Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the performance goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Share Award that has been earned.

(b)	Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Performance Shares may not be Transferred during the Performance Period.

(c)	Objective Performance Goals, Formulae or Standards. The Committee shall establish the objective performance goals for the earning of Performance Shares based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the performance goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and that is permitted under Section 162(m) of the Code with regard to a Performance Share Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Performance Share that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(d)	Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to any dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share will not be paid to the Participant.

(e)	Payment. Following the Committee’s determination in accordance with subsection (a) above, shares of Common Stock or, as determined by the Committee in its sole discretion, the cash equivalent of such shares shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his legal representative, in an amount equal to such individual’s earned Performance Share. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Share and/or subject the payment of all or part of any Performance Share to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f)	Termination. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(g)	Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Share Award.

ARTICLE X

PERFORMANCE UNITS

10.1 Award of Performance Units. Performance Units may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, Performance Units shall be awarded, the number of Performance Units to be awarded to any person, the duration of the period (the “Performance Cycle”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Units, and the other terms and conditions of the Award in addition to those set forth in Section 10.2.

A Performance Unit shall have a fixed dollar value.

Unless otherwise determined by the Committee at grant, each Award of Performance Units shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Performance Units, the Committee may direct (at any time within one year thereafter) that all unvested Performance Units shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any Performance Units which had vested in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.

Except as otherwise provided herein, the Committee shall condition the vesting of any Performance Unit upon the attainment of specified objective performance goals (including, the Performance Goals specified in Exhibit A attached hereto) established pursuant to Section 10.2(a) below and such other factors as the Committee may determine, in its sole discretion.

10.2 Terms and Conditions. The Performance Units awarded pursuant to this Article X shall be subject to the following terms and conditions:

(a)

Performance Goals. The Committee shall establish the objective performance goals for the earning of Performance Units based on a Performance Cycle applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Cycle or at such later date as permitted under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and that is permitted under Section 162(m) of the Code with regard to a Performance Share Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Performance Unit that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(b)	Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Performance Unit Awards may not be Transferred.

(c)	Vesting. At the expiration of the Performance Cycle, the Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Unit Award of each Participant that has vested.

(d)	Payment. Subject to the applicable provisions of the Award agreement and this Plan, at the expiration of the Performance Cycle, cash and/or share certificates of an equivalent value (as the Committee may determine in its sole discretion) shall be delivered to the Participant, or his legal representative, in payment of the vested Performance Units covered by the Performance Unit Award.

(e)	Termination. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant’s Termination for any reason during the Performance Cycle for a given Award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f)	Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Unit and/or waive the deferral limitations for all or any part of such Award.

ARTICLE XI

OTHER STOCK-BASED AWARDS

11.1 Other Awards. The Committee is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified performance criteria (including the Performance Goals set forth on Exhibit A) or such other factors as the Committee may determine, in its sole discretion. If the grant or vesting of an Other Stock-Based Award is based on the attainment of performance goals, the Committee shall, in its sole discretion, establish the objective performance goals for the grant or vesting of such Other Stock-Based Awards applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the performance goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and that is permitted under Section 162(m) of the Code with regard to an Other Stock-Based Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to an Other Stock-Based Award that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

11.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

(a)	Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)	Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement and this Plan, the recipient of an Award under this Article XI shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

(c)	Vesting. Any Award under this Article XI and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.

(d)	Price. Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article XI shall be priced, as determined by the Committee in its sole discretion.

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award agreement, a Participant’s unvested Award shall not vest and a Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a)	Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto).

(b)

The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 12.1, Change in Control Price shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company; provided, however, that the Change in Control Price shall not exceed the fair market value of the Common Stock at the time of purchase as determined in accordance Section 409A of the Code.

(c)	The Committee may, in its sole discretion, provide for the cancellation of any Appreciation Awards without payment, if the Change in Control Price is less than the exercise price of such Appreciation Award.

(d)	Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

12.2 Change in Control. Unless otherwise determined by the Committee in the applicable Award agreement or other written agreement approved by the Committee, a “Change in Control” shall be deemed to occur if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (the “Required Approval”) of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, that with respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, the Board Measurement Period shall be reduced from any period of two consecutive years to any period of twelve consecutive months and the Required Approval shall be reduced from at least 2/3 to at least a majority; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company; provided, that with respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, stockholder approval of a plan of liquidation of the Company shall not constitute a Change in Control.

ARTICLE XIII

TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment. Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise;

provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under this Plan; (iv) decrease the minimum exercise price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals set forth in Exhibit A; (vii) other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or to cancel outstanding Stock Options or Stock Appreciation Rights (where prior to the reduction or cancellation the exercise price equals or exceeds the fair market value of the shares of Common Stock underlying such Awards) in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights; or (viii) require stockholder approval in order for this Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may this Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under this Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIV

UNFUNDED PLAN

14.1 Unfunded Status of Plan. This Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XV

GENERAL PROVISIONS

15.1 Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2 Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.3 No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

15.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

15.5 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.6 Listing and Other Conditions.

(a)	Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)	If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)	Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)	A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

15.8 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

15.9 Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

15.10 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

15.11 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

15.12 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

15.13 Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business thereunder.

15.14 Section 409A of the Code. Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it shall be paid in a manner that will comply with Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 15.14. Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a)

A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments delayed pursuant to this Section 15.15(a)

shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(b)	Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)	If under the Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

15.15 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

15.16 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

15.17 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.18 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

15.19 Recoupment. All Awards granted or other compensation paid by the Company under this Plan, including any shares of Common Stock issued under any Award hereunder, will be subject to any compensation recapture policies established by the Board or the Committee from time to time, in their respective sole discretion.

15.20 Reformation. If any provision regarding Detrimental Activity or any other provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

15.21 Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of an Option or Non-Tandem Stock Appreciation Right, or other document or notice required or permitted by this Plan that is required to be delivered in writing may, to the extent determined by the Committee, be delivered and accepted electronically. Signatures may also be electronic if permitted by the Committee. The term “written agreement” as used in the Plan shall include any document that it is delivered and/or accepted electronically.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

The Plan was originally adopted by the Board in its resolution adopting the Plan on April 1, 2004 and was approved by the stockholders of the Company in 2004 thereafter. The Board subsequently approved an amendment and restatement of the Plan effective as of April 28, 2006 that was approved by the stockholders of the Company in 2006 thereafter (the “Current Plan”). On April 18, 2012, the Board approved this amendment and restatement of the Plan in the form set forth herein (the “Amended and Restated Plan”), effective on June 7, 2012 (the “Restatement Date”), the date of the Company’s 2012 annual stockholders’ meeting (the “2012 Annual Meeting”), subject to stockholder approval of the Amended and Restated Plan at the 2012 Annual Meeting. If the Amended and Restated Plan is not so approved by the stockholders, all provisions of the Current Plan shall remain effective.

ARTICLE XVII

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after April 18, 2022, but Awards granted prior to such date may extend beyond that date; provided that no Award (other than Options or Stock Appreciation Rights) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the first meeting of the Company’s stockholders that occurs in the fifth year following the year of stockholder approval of the Amended and Restated Plan unless the performance criteria set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders. In the event that any such Award is granted, the Award shall be a valid Award but it shall not qualify for the “performance-based compensation” exception under Section 162(m) of the Code unless it is granted subject to the approval of, and is approved by, the shareholders at the first shareholder meeting following such grant.

ARTICLE XVIII

NAME OF PLAN

This Plan shall be known as “The MarketAxess Holdings Inc. 2012 Incentive Plan”.

EXHIBIT A

PERFORMANCE GOALS

Performance goals established for purposes of the grant and/or vesting of performance-based Awards of Restricted Stock, Other Stock-Based Awards, Performance Units and/or Performance Shares intended to be “performance-based” under Section 162(m) of the Code shall be based on one or more of the following performance goals (“Performance Goals”):

(1)	enterprise value or value creation targets of the Company;

(2) income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;

(3)	cash flow including, but not limited to, from operations or free cash flow;

(4) bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments);

(5)	net sales, revenues, net income or earnings before income tax or other exclusions of the Company;

(6)	operating margin; return on operating revenue or return on operating profit;

(7) return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;

(8) market capitalization, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added;

(9) total stockholder return or growth in total stockholder return (with or without dividend reinvestment);

(10)	proprietary investment results;

(11)	estimated market share (whether based on FINRA TRACE volume or otherwise);

(12)	expense management/control or reduction (including without limitation, compensation and benefits expense);

(13)	customer satisfaction;

(14)	technological improvements/implementation, new product innovation;

(15)	collections and recoveries;

(16)	property/asset purchases;

(17)	litigation and regulatory resolution/implementation goals;

(18)	leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);

(19)	risk management/implementation;

(20)	development and implementation of strategic plans and/or organizational restructuring goals;

(21) development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals;

(22)	employee satisfaction or staff development;

(23) formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or to enhance its customer base; or

(24) completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets of the Company.

All Performance Goals may be based upon the attainment of specified levels of the Company (or its subsidiary, division or other operational unit) performance. Any goal may be expressed as a dollar figure, on a percentage basis (if applicable) or on a per share basis, and goals may be either absolute, relative to a selected peer group or index, or a combination of both. To the extent permitted under Section 162(m) of the Code, (including, without limitation, compliance with any requirements for shareholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

Except as otherwise determined by the Committee at grant, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of Code Section 162(m)(4)(C) and the regulations thereunder:

(a) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to special, unusual or non-recurring items, events or circumstances affecting the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or the financial statements of the Company (or a Subsidiary, division, other operational unit or administrative department of the Company);

(b) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) during the fiscal year or other applicable performance period; and

(c) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

Appendix B

MARKETAXESS HOLDINGS INC.

2009 CODE SECTION 162(m) EXECUTIVE PERFORMANCE INCENTIVE PLAN

(as amended and restated effective June 7, 2012)

1.    PURPOSE

The purpose of the Plan is to attract, retain and motivate key employees by providing performance awards to designated key employees of the Company or its Subsidiaries. The Plan was initially adopted effective for calendar years of the Company commencing on or after January 1, 2009, and is hereby amended and restated in this form (the “Amended and Restated Plan”) effective for Performance Periods commencing on or after April 18, 2012, subject to, and effective upon, stockholder approval of the Amended and Restated Plan at the Company’s 2012 annual stockholders’ meeting on June 7, 2012 in accordance with the laws of the State of Delaware. Any Performance Award with respect to a Performance Period that commenced prior to April 18, 2012 shall be subject to the provisions of the Plan as in effect on the date of such Performance Period commenced.

2.    DEFINITIONS

Unless the context otherwise requires, the words which follow shall have the following meaning:

(a) “Board” — shall mean the Board of Directors of the Company.

(b) “Change of Control of the Company” — shall have the meaning set forth in Exhibit A hereto.

(c) “Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(d) “Code Section 162(m)” — shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(e) “Code Section 409A” — shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

(f) “Company” — shall mean MarketAxess Holdings Inc. and any successor entity by merger, consolidation or otherwise.

(g) “Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer the Plan all of whose members shall satisfy the requirements to be “outside directors,” as defined under Code Section 162(m).

(h) “Common Stock” — means the common stock, $0.003 par value per share, of the Company.

(i) “Participant” — shall mean an executive employee of the Company or any Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive a Performance Award in accordance with this Plan.

(j) “Performance Award” — shall mean the amount paid or payable under Sections 6 hereof.

(k) “Performance Goals” — shall mean the objective performance goals, criteria, formulas and standards described in Section 6 hereof.

(l) “Performance Period” — shall mean a period of not less than one Plan Year (as specified by the Committee) over which achievement of the Performance Goals is to be measured.

(m) “Plan” — shall mean the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (as amended and restated effective June 7, 2012).

(n) “Plan Year” — shall mean a fiscal year of the Company.

(o) “Pro Rata” — shall mean a portion of a Performance Award based on the number of days worked during a Performance Period as compared to the total number of days in the Performance Period.

(p) “Subsidiary” — shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.

3.    ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the Performance Goals and the Performance Period for Performance Awards within the Plan guidelines; (iv) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (v) certify attainment of Performance Goals and other material terms; (vi) reduce Performance Awards as provided herein; (vii) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (viii) adopt, amend and rescind rules and regulations relating to the Plan; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan in the manner and to the extent it shall deem necessary to carry the Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith.

To the extent permitted by applicable law and not inconsistent with the Certificate of Incorporation and Bylaws of the Company, the Company and its Subsidiaries, as applicable, shall indemnify and hold harmless the Committee against all expense, liability and loss (including legal fees, judgments, fines, taxes and penalties, and amounts paid in settlement) reasonably incurred or suffered in connection with the discharge of their responsibilities with respect to the Plan, except to the extent such actions are taken in bad faith or with willful misconduct; provided that any expense, liability or loss arising due to actions taken in bad faith or with willful misconduct shall not be covered under this indemnity. The Company shall also advance reasonable defense funds to any Committee member having indemnification rights hereunder, subject to an undertaking to repay such funds in the event disinterested members of the Board later determine that indemnity is not due hereunder. Alternatively, in lieu of advancing defense funds, the Company may elect to retain counsel on behalf of such individual(s). This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or its affiliates, or as provided by the Company or its affiliates under any bylaw, agreement, vote of stockholders or directors, or otherwise, as such indemnities are permitted under applicable law. Any amounts paid by the Company under such indemnification, including the advancement of costs and expenses associated with indemnification, shall be paid or advanced only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10) or shall be provided in accordance with Code Section 409A.

4.    ELIGIBILITY AND PARTICIPATION

(a) For each Performance Period, the Committee shall select the employees of the Company or its Subsidiaries who are to participate in the Plan from among the executive employees of the Company or its Subsidiaries.

(b) No person shall be entitled to any Performance Award under the Plan for a Performance Period unless the individual is an employee of the Company or a Subsidiary designated as a Participant for the Performance

Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.    INDIVIDUAL TARGET AWARD

Subject to Section 6.5, for any Participant the Committee may, in its sole discretion, specify a targeted Performance Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed, at the Committee’s sole discretion, as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Committee based on achievement of Performance Goals, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for or any other Participant for that Performance Period or any subsequent Performance Period. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to be used to determine the maximum and minimum percentages (which may be greater or less than one-hundred percent (100%), as applicable) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that, except as otherwise specified by the Committee with respect to an Individual Target Award, no discretion to reduce a Performance Award earned based on achievement of the applicable Performance Goals shall be permitted for any Performance Period in which a Change of Control of the Company occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance Awards for the prior Performance Periods have not been made by the time of the Change of Control of the Company, with regard to individuals who were Participants at the time of the Change of Control of the Company.

6.    PERFORMANCE AWARD PROGRAM

6.1 PERFORMANCE AWARDS. Subject to the satisfaction of any conditions on payment imposed by the Committee pursuant to this Section 6 and Sections 5 and 7 hereof, each Participant shall be eligible to receive a Performance Award based upon the level of attainment of the objective Performance Goals established for a Performance Period pursuant to Section 6.2. A Performance Award may be a percentage of a Participant’s Individual Target Award, if any, for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and any formula or standard established pursuant to Section 5. Except as specifically provided under the Plan (including as provided in Section 7), no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

6.2 OBJECTIVE PERFORMANCE GOALS, FORMULAE OR STANDARDS. The Committee in its sole discretion shall establish the objective performance goals, criteria, formulae or standards and the Individual Target Award (if any, and any maximum and minimum percentages thereof in accordance with Section 5) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m) with respect to any Participant who is a “covered employee” as defined under Code Section 162(m), such provision shall be of no force or effect with respect to such Participant. The Performance Goals shall be based on one or more of the following criteria: (i) enterprise value or value creation targets of the Company; (ii) income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit; (iii) cash flow including, but not limited to, from operations or free cash flow; (iv) bank debt or other long-term or short-term public or private debt or other similar financial obligations (which may be calculated net of cash balances and/or other offsets and adjustments); (v) net sales, revenues, net income or earnings before income tax or other exclusions of the Company; (vi) operating margin; return on operating revenue or return on operating profit; (vii) return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets; (viii) market capitalization, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added; (ix) total stockholder return or growth in total stockholder return (with or without dividend reinvestment); (x) proprietary investment results; (xi) estimated market share (whether based on FINRA TRACE volume or otherwise); (xii) expense management/control or reduction (including without limitation, compensation and benefits expense); (xiii) customer satisfaction; (xiv) technological improvements/implementation, new product innovation; (xv) collections and recoveries; (xvi) property/asset purchases; (xvii) litigation and regulatory resolution/ implementation goals; (xviii) leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals); (xix) risk management/implementation; (xx) development and implementation of strategic plans and/or organizational restructuring goals; (xxi) development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals; (xxii) employee satisfaction or staff development; (xxiii) formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or to enhance its customer base; or (xxiv) completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets of the Company.

All Performance Goals may be based upon the attainment of specified levels of the Company (or its subsidiary, division or other operational unit) performance. Any goal may be expressed as a dollar figure, on a percentage basis (if applicable) or on a per share basis, and goals may be either absolute, relative to a selected peer group or index, or a combination of both. To the extent permitted under Section 162(m) of the Code, (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

6.3 GAAP. Except as otherwise determined by the Committee at grant, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of Code Section 162(m)(4)(C) and the regulations thereunder: (i) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to special, unusual or non-recurring items, events or circumstances affecting the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or the financial statements of the Company (or a Subsidiary, division, other operational unit or administrative department of the Company); (ii) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to (a) the disposal of a business or discontinued operations or (b) the operations of any business acquired by the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) during the fiscal year or other applicable performance period; and (iii) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to changes in accounting principles or to changes in applicable law or regulations.

6.4 DEVIATIONS FROM GAAP. To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

6.5 MAXIMUM PERFORMANCE AWARD. The maximum Performance Award payable to a Participant with respect to any one (1) Plan Year in a Performance Period shall not exceed $5,000,000. For any Performance Period of more than one (1) Plan Year the maximum Performance Award limit shall be increased on a pro rata basis.

6.6 PAYMENT DATE; COMMITTEE CERTIFICATION. Except as set forth is Section 7, Performance Awards will be paid in the calendar year after the calendar year in which the Performance Period in which they are earned is completed, as soon as administratively feasible in such following calendar year but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6.2 (except to the extent permitted under Code Section 162(m) and as otherwise provided in Section 7 with regard to death, disability, or Change of Control of the Company) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates or in accordance with any deferred compensation program, if any, in effect applicable to such Participant. The Committee shall use its reasonable business efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2 1/2) months after the end of each Performance Period. Any Performance Award deferred by a Participant in accordance with the terms and conditions established by the Committee shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). The Committee may provide prior to the beginning of the Performance Period that payment of any Performance Award shall be deferred and may place such additional conditions on payment thereof as it shall determine in its sole discretion. The Participant shall have no right to receive payment of any deferred amount until the Participant has a right to receive such amount under the terms of the applicable deferred compensation program. To the extent applicable, any deferral under this Section 6.6 shall be made in a manner intended to comply with the applicable requirements of Code Section 409A.

6.7 CHANGE OF CONTROL. In the event of a Change of Control of the Company, any unpaid portion of any Performance Award that has been earned and certified, but is being deferred by the Committee in accordance with Section 6.6 shall immediately fully vest and shall be paid to the Participant within 90 days following the date of the consummation of the Change of Control of the Company.

6.8 FORM OF PAYMENT. In the sole discretion of the Committee, Performance Awards may be paid at the time payment is otherwise due hereunder in whole or in part in cash or Common Stock, provided that any Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company which was approved by the stockholders of the Company and the payment of Common Stock shall be made under such plan.

7.    PARTIAL AWARDS

7.1 Except as set forth in this Section 7, no Performance Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date the Performance Award is payable to the Participant. The Committee, in its sole and absolute discretion, may, but is not required to (except as provided below or in the terms of a Performance Award): (i) make a full, Pro Rata or other award (but not in excess of the maximum achievable Performance Award for the Participant for such Performance Period) to a Participant for a Performance Period, with or without regard to actual achievement of the Performance Goals established for the Performance Period, as the Committee deems appropriate in the event of the Participant’s termination of employment due to death or disability during such Performance Period, or (ii) make a full or Pro Rata Performance Award to a Participant for a Performance Period based on actual achievement of the Performance Goals established for the Performance Period in the event the Participant’s employment is terminated by the Company or Subsidiary, as applicable, without Cause or the Participant resigns for Good Reason during such Performance Period. The term “Cause” shall have the meaning assigned to such term in the MarketAxess Holdings Inc. 2012 Incentive Plan, as amended from time to time, or any successor plan thereto maintained by the Company that is approved by the stockholders of the Company. The term “Good Reason” shall have the meaning assigned to such term (or words or a concept of like import) in an individual employment agreement or similar agreement in effect between the Company or a Subsidiary and the Participant at the time of the grant of the Performance Award. Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee in its sole and absolute discretion, if the Participant does not have an individual employment agreement or similar agreement or such term (or words or a concept of like import) is not defined therein, the Participant shall not have the right to a pro rated portion of the Participant’s Performance Award for a Performance Period upon any voluntary termination by the Participant during the Performance Period.

7.2 In the event that a Change of Control of the Company is consummated during a Performance Period, the Committee shall be required to make at least a Pro Rata Performance Award based on actual achievement of the Performance Goals established for the Performance Period, and pro rated for the portion of the Performance Period completed through the Change of Control of the Company, to each Participant who is a Participant at the time of such Change of Control of the Company. Furthermore, in the event that a Change of Control of the Company is consummated during a Performance Period the Committee may, in its sole and absolute discretion, but is not required to (except as provided in the terms of a Performance Award), make a Performance Award to a Participant who is a Participant at the time of such Change of Control of the Company that is greater than the Performance Award set forth in the prior sentence, but not in excess of the maximum achievable Performance Award for the Participant for such Performance Period, with or without regard to actual achievement of the Performance Goals established for the Performance Period, as the Committee deems appropriate in the event of a Change of Control of the Company that is consummated during such Performance Period.

7.3 Except as otherwise provided in the terms of a Performance Award, (i) any Performance Awards made under this Section 7 that are not based on actual achievement of the Performance Goals established for the Performance Period shall be paid within 75 days following the date of the event under this Section 7 for which such Performance Award is made and (ii) any Performance Awards made under this Section 7 based on actual achievement of the Performance Goals established for the Performance Period shall be paid when such Performance Award would have otherwise been paid in accordance with Section 6.6.

7.4 Any Performance Award which is forfeited by a Participant under this Section 7 because the Participant was not an active employee of the Company or one of its Subsidiaries or affiliates on the date the Performance Award is payable, shall be allocated among active employees of the Company or one of its Subsidiaries or affiliates on the date the Performance Award is payable, provided that any such forfeiture shall not modify the Performance Goals or the amount of the Performance Award earned by any other Participant under this Plan for such Performance Period. The allocation of the forfeited amounts shall be at the sole discretion of the Committee.

8.    NON-ASSIGNABILITY

No Performance Award under the Plan or payment thereof nor any right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.    NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.    AMENDMENT OR TERMINATION

While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of the Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the Performance Goals as set forth in Section 6.2; (ii) change the class of eligible employees set forth in Section 4(a); or (iii) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Performance Period otherwise payable hereunder.

11.    SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.    WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.    CODE SECTION 409A

Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with, or be exempt from, Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent.

14.    GOVERNING LAW

The Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

15.    RECOUPMENT

All compensation paid by the Company under this Plan will be subject to any compensation recapture policies established by the Board or the Committee from time to time, in their respective sole discretion.

EXHIBIT A

Change of Control of the Company shall mean that one (1) of the following have occurred:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of twelve (12) consecutive months individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this Exhibit A) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (1) above) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control of the Company; or

(iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

Notwithstanding anything herein to the contrary, an event shall not be deemed to be a Change of Control of the Company with respect to any Performance Award under this Plan that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A unless such event constitutes a “change in control event” within the meaning of Code Section 409A.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends that you vote FOR the following: For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Election of Directors Nominees 01 Richard M. McVey 02 Steven L. Begleiter 03 Dr. Sharon Brown-Hruska 04 Roger Burkhardt 05 Stephen P. Casper 06 David G. Gomach 07 Carlos M. Hernandez 08 Ronald M. Hersch 09 John Steinhardt 10 James J. Sullivan The Board of Directors recommends you vote FOR proposals 2, 3, 4. and 5. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the 2012 Proxy Statement. 4. To approve the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (as amended and restated effective April 28, 2006)(which, if approved, will be renamed the MarketAxess Holdings Inc. 2012 Incentive Plan) and the performance criteria used in setting performance goals for awards intended to be performance-based under Code Section 162(m). 5. To approve the adoption of an amendment and restatement of the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan and the performance criteria used in setting performance goals thereunder. NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSALS 2,3,4 AND 5, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW - NO BOXES NEED BE CHECKED. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000142503_1 R1.0.0.11699

2012 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC. June 7, 2012 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Notice & Proxy Statement is/are available at www.proxyvote.com . MARKETAXESS HOLDINGS INC. The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 7, 2012, or at any postponement or adjournment thereof. You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000142503_2 R1.0.0.11699